December 12, 2014

Dear Stockholder:

On behalf of the Board of Directors and management of Trinity Capital Corporation, we cordially invite you to attend the Annual Meeting of Stockholders of Trinity Capital Corporation to be held January 22, 2015, at the Los Alamos High School Duane Smith Auditorium, located at 1300 Diamond Drive, Los Alamos, New Mexico.  The meeting will begin at 6:00 p.m. with a reception beginning at 5:00 p.m. MST. This Proxy Statement discusses the business to be conducted.

As a result of the need to restate our financial statements, we have not held an Annual Meeting since our 2012 Annual Meeting held on May 17, 2012.  At this Annual Meeting, stockholders will be asked to elect Class I directors, who would have been elected at the 2013 Annual Meeting, for a term expiring in 2016, as well as Class II directors for a term expiring in 2017.  In addition to electing directors, the Annual Meeting will be held for the purpose of: (i) approving, in a non-binding, advisory vote, the compensation of certain executive officers, which is referred to as a "say-on-pay" proposal; (ii) approving a non-binding advisory proposal relating to the frequency with which stockholders will vote on such say-on-pay proposals; (iii) approving the Trinity Capital Corporation 2015 Long-Term Incentive Plan; and (iv) ratifying the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2014.  We plan to hold a regular 2015 Annual Meeting to elect Class III directors for terms expiring in 2018.

We recommend that you vote your shares for the director nominees, for the say-on-pay proposal, for the "every year" option relating to the frequency of future say-on-pay proposals, for the 2015 Long-Term Incentive Plan and for the ratification of Crowe Horwath LLP.
We are pleased to deliver the Annual Report and Proxy Statement via the Internet as it embraces our values of innovation and social responsibility and will reduce waste as well as the costs associated with printing and mailing Trinity's Annual Report and Proxy Statement. However, if you wish to receive a printed copy of these documents, please contact us and we will send them within three business days.  Under the Securities and Exchange Commission's regulations, we cannot send the Proxy Form with your Notice of Availability prior to 10 days following mailing of that Notice.
You may vote now online at http://www.lanb.com/Annual-Report.aspx or you may wait until you receive a Proxy Form in the mail on or about December 22, 2014. Instructions for voting are included on Page 3 of the accompanying Proxy Statement.

We look forward to seeing and visiting with you at the meeting.

Very truly yours,
/s/ John S. Gulas
John S. Gulas
President and Chief Executive Officer

NOTICE OF ANNUAL STOCKHOLDER MEETING
TO BE HELD ON JANUARY 22, 2015

Notice is hereby given that the Annual Meeting of Stockholders of Trinity Capital Corporation ("Trinity") will be held at the Los Alamos High School Duane Smith Auditorium, located at 1300 Diamond Drive, Los Alamos, New Mexico, on January 22, 2015, at 6:00 p.m. MST (the "Annual Meeting") for the following purposes:
(1)	To elect two Class I directors for a term expiring in 2016;
(2)	To elect two Class II directors for a term expiring in 2017;
(3)	To approve a non-binding, advisory proposal on the compensation of Trinity's named executive officers, which is referred to as a "say-on-pay" proposal;
(4)	To approve, in a non-binding, advisory vote, the frequency with which stockholders will vote on future say-on-pay proposals;
(5)	To approve the Trinity Capital Corporation 2015 Long-Term Incentive Plan;
(6)	To ratify the selection of Crowe Horwath LLP as the independent registered public accounting firm of Trinity for the current fiscal year; and
(7)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only stockholders of Trinity of record at the close of business on December 8, 2014, will be entitled to receive notice of and vote at the Annual Meeting.  We plan to hold a regular 2015 Annual Meeting to elect Class III directors for terms expiring in 2018.

Trinity is pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish its Proxy Statement and Annual Report on Form 10-K to its stockholders via the Internet. Trinity believes this method will allow stockholders to access the information they need, while lowering delivery costs and reducing the amount of paper used.  In accordance with these rules, Trinity sent our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice"), which contains instructions on how to access proxy materials via the Internet or how to request a printed set of Proxy Materials.  The Proxy Materials are available on Los Alamos National Bank's website under the "TCC Annual Report" link or by going directly to www.lanb.com/Annual-Report.aspx or www.lanb.com/SEC-Filings.aspx.  If you received the Notice and would like to receive a printed copy of the Proxy Materials instead of downloading a printable version from the Internet, please contact Trinity's Stock Representatives at:
By Telephone at:	(800) 684-5262 or (505) 661-2261
By E-Mail at:	tcc@lanb.com
By U.S. Mail at:	Trinity Capital Corporation
Stock Representative
Post Office Box 60
Los Alamos, New Mexico 87544

Your participation in these matters is important, regardless of the number of shares you own.  Whether or not you expect to attend the Annual Meeting, we urge you to consider the Proxy Statement carefully and sign, date and promptly return the Proxy Form(s) or vote online so that your shares may be voted in accordance with your wishes and the presence of a quorum is assured. The giving of a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.  Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

Arthur B. Montoya, Jr.
December 12, 2014

Proxy Statement

This Proxy Statement is being furnished to stockholders of Trinity Capital Corporation, a New Mexico corporation ("Trinity") with its principal executive offices located in Los Alamos, New Mexico, in connection with the solicitation by Trinity's Board of Directors ("Board") of proxies to be used at the upcoming annual meeting of stockholders. Your proxy will be voted at the upcoming annual meeting of stockholders of Trinity to be held at the Los Alamos High School Duane Smith Auditorium, located at 1300 Diamond Drive, Los Alamos, New Mexico, on January 22, 2015, at 6:00 p.m. MST, and at any adjournment or postponement thereof (the "Annual Meeting").
Trinity is a financial holding company which owns all of the common shares of Los Alamos National Bank, a national banking organization ("LANB"), Title Guaranty & Insurance Company, a New Mexico corporation ("Title Guaranty"), and four special purpose business trusts, created for the sole purpose of issuing an aggregate of $37.1 million in trust preferred securities.  LANB is the sole stockholder of TCC Advisors Corporation, a New Mexico Corporation, and LANB Investment Advisors, LLC, a New Mexico limited liability company; and holds: 100% of the membership interests in Finance New Mexico Investment Fund IV, LLC; 24% of the membership interests in Cottonwood Technology Group, a New Mexico limited liability company; 20% of the membership interests in Southwest Medical Technologies, LLC, a New Mexico limited liability company.
Trinity's Annual Report, including the consolidated financial statements as of and for the year-ended December 31, 2013, along with this Proxy Statement (together referred to as the "Proxy Materials"), is first being made available to stockholders on or about December 12, 2014, via notice and electronic delivery. Physical copies of this Proxy Statement and Trinity's Annual Report are available upon request.
Householding and Electronic Delivery
We have adopted a procedure approved by the Securities and Exchange Commission ("SEC") called "householding."  Under this procedure, stockholders of record who have the same residential address or post office box and last name, or are reasonably believed by us to be members of the same family, will receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to continue to receive individual copies. We have also adopted the electronic delivery of the Annual Report and this Proxy Statement. Stockholders may request physical copies of the Annual Report and Proxy Statement. Trinity will mail such requested physical copies within three business days of the request. These procedures reduce Trinity's printing costs and postage fees from mailings. Stockholders who participate in householding will receive Proxy Forms for each account under which they own shares.

Stockholders who participate in householding and electronic delivery will receive separate instruction pages for online voting and Proxies for each account under which they own shares. Additionally, householding and electronic delivery will not in any way affect dividend check mailings and deposits.

Voting Securities

Only stockholders of record as of 5:00 p.m. MST on December 8, 2014, which is the "Record Date," will be entitled to vote at the Annual Meeting and will be entitled to cast one vote for each share of common stock of Trinity owned. Trinity's records show that, as of the Record Date, there were 6,453,049 votes entitled to be cast at the Annual Meeting.  Holders of Trinity's Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Series B ("Series A and B Preferred Stock") are not entitled to vote the shares of Series A and B Preferred Stock on any of the matters expected to be presented to the holders of our commons stock at the Annual Meeting.
Votes cast by Proxy or in person at the Annual Meeting will be tabulated by the judges of election. The judges of election will also determine whether or not a quorum is present. The presence, in person or by proxy, of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting is necessary to establish a quorum at the Annual Meeting.  Abstentions and broker non-votes ("Non-Votes") will be counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting.  Abstentions occur when the authority to vote on any particular matter submitted to the stockholders for a vote is withheld.  Non-Votes occur when brokers who hold their customers' shares in street name submit proxies for such shares on some matters, but not others.  Generally, this would occur when brokers have not received any instructions from their customers.  In these cases, the brokers, as the holders of record, are permitted to vote on "routine" matters, which typically include the ratification of the independent registered public accounting firm, but not on non-routine matters.  Brokers are not permitted to vote on the election of directors without instructions from their customers.
Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:
FOR the election of John S. Gulas and Charles A. Slocomb as Class I directors of Trinity for terms expiring in 2016;
FOR the election of Jerry Kindsfather and Robert P. Worcester as Class II directors of Trinity for terms expiring in 2017;
FOR the approval of the non-binding, advisory proposal on the compensation of Trinity's named executive officers;
FOR the "every year" frequency alternative in the non-binding, advisory vote, regarding the frequency with which stockholders will vote on future say-on-pay proposals;
FOR the approval of the Trinity Capital Corporation 2015 Long-Term Incentive Plan; and
FOR the ratification of the selection of Crowe Horwath LLP ("Crowe") as the independent registered public accounting firm of Trinity for the current fiscal year.

The Board of Directors recommends a vote "FOR" all of the other proposals and nominees it presents at the Annual Meeting.  We plan to hold a regular 2015 Annual Meeting to elect Class III directors for terms expiring in 2018.

A proxy may be revoked at any time before it is exercised by:
●	Delivering a written notice of revocation to Trinity, Post Office Box 60, Los Alamos, NM 87544, Attention: TCC Stock Representative;
●	Delivering a duly executed proxy bearing a later date to Trinity; or
●	Attending the Annual Meeting and voting in person.

Proxies may be solicited by the directors, officers and other employees of Trinity in person or by telephone, facsimile, electronic mail or U.S. mail without additional compensation.  The cost of soliciting proxies will be borne by Trinity.

Vote Required
Election of Directors. At the Annual Meeting, two Class I directors will be elected for terms expiring in 2016 and two Class II directors will be elected for terms expiring in 2017.  The two nominees receiving the greatest number of votes will be elected as directors of Trinity for terms expiring in 2016.  The two nominees receiving the greatest number of votes will be elected as directors of Trinity for terms expiring in 2017.  Broker Non-Votes and abstentions are not counted toward the election of directors or toward the election of the individual nominees specified on the Proxy Statement and thus will have no effect on this matter. Because the election of directors has been determined to be a "non-routine" matter, your broker is not permitted to vote in the election of directors on a discretionary basis. Thus, if you hold shares in street name and do not instruct your broker how to vote in the election of directors, your shares will be considered Broker Non-Votes and no votes will be cast on your behalf with respect to the election of directors.
Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting is necessary to approve the non-binding, advisory proposal regarding the compensation of Trinity's named executive officers.  Non-Votes and abstentions are not counted toward the non-binding, advisory proposal regarding the compensation of Trinity's executive officers.  Thus, the effect of an abstention or a Broker Non-Vote is the same as an "Against" vote.
Advisory Proposal on Frequency of Say-on-Pay Votes. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting is necessary to approve the non-binding, advisory proposal regarding the frequency with which stockholders will vote on future say-on-pay proposals.  Non-Votes and abstentions are not counted toward the non-binding, advisory proposal regarding the frequency with which stockholders will vote on future say-on-pay proposals.  Thus, the effect of an abstention or a Broker Non-Vote is the same as an "Against" vote.
Approval of the Trinity Capital Corporation 2015 Long-Term Incentive Plan. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting is necessary to approve the adoption of the Trinity Capital Corporation 2015 Long-Term Incentive Plan.  Non-Votes and abstentions are not counted toward the approval of the Trinity Capital Corporation 2015 Long-Term Incentive Plan.  Thus, the effect of an abstention or a Broker Non-Vote is the same as an "Against" vote.
Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes represented and voting in person or by proxy at the Annual Meeting is necessary to ratify the selection of Crowe as the independent registered public accounting firm of Trinity for the current fiscal year.  An abstention is not counted toward the ratification of the selection of Crowe as the independent registered public accounting firm and will have no effect on the vote.  The ratification of auditors has been determined to be a "routine" matter upon which your broker has the authority to vote uninstructed shares.
Voting Instructions
Your vote is very important. If you are the record holder of your shares, you may vote either online, by mail or in person at the meeting. The following are instructions on how to vote using each of the mechanisms provided by Trinity.

Voting Online. Stockholders of record on the Record Date will receive the Notice on or about December 12, 2014.  This Notice will include an Online Voting Information page and the codes necessary to vote online. You will receive separate log-in codes for each of your accounts. The log-in codes will also be contained on the Proxy Form you will receive in the mail on or about December 22, 2014.  This information is designed to authenticate your identity and to allow you to vote your shares and confirm that your instructions have been properly recorded.
ᶱ	Please have this information available and go to: http://www.lanb.com/Annual-Report.aspx or on the LANB webpage (www.lanb.com) and click on the "TCC Annual Report" link.
ᶱ	Click on the words "Vote Here" and enter the Holder ID and Control Code found on the Online Voting Information page of the Notice or on your Proxy Form.
ᶱ
Please click on the radio buttons to select how you wish to vote on the electronic Proxy Form.  When you have entered your vote on each of the three items, click once on the "Submit" button. You have then completed voting and will be taken back to the Annual Meeting webpage.

ᶱ	You may log on and vote at your convenience, 24 hours a day, 7 days a week. The deadline for voting online is 6:00 p.m. MST on January 22, 2015.
ᶱ	If you have multiple accounts, you must repeat the process for each account in order for all shares to be voted.
ᶱ	If you vote online and do not wish to change your vote, please do not complete and return the Proxy Form.
ᶱ	Answers to Frequently Asked Questions and instructions for online voting can be found on the TCC Annual Meeting webpage or you can find it directly at http://www.lanb.com/Company-FAQ.aspx.

Voting by Mail. You will receive a Proxy Form for each of your accounts in the mail on or about December 22, 2014.  Complete and sign each Proxy Form and mail it to Trinity in the accompanying pre-addressed envelope.  No postage is required if mailed in the United States. If you do not receive a Proxy Form in the separate mailing, please contact us by January 15, 2015.

Voting in Person. If you want to vote in person, please come to the Annual Meeting. We will distribute written ballots to anyone who wants to vote at the Annual Meeting. Please note, however, that if your shares are held in the name of your broker or fiduciary, you will need to arrange to obtain a legal proxy from your broker or fiduciary, as described above, in order to vote in person at the meeting.  Even if you plan to attend the Annual Meeting, you should vote online or complete, sign and return your Proxy Form in advance of the Annual Meeting in case your plans change.

If you have multiple accounts reflected in Trinity's stock transfer records and/or in accounts with brokers or fiduciaries, you will receive Holder IDs and Control Numbers on the Notice for online voting and one Proxy Form for each account. Please vote online for each account or complete, sign and return all Proxy Forms to ensure that all of your shares are voted.

List of Stockholders
Pursuant to state law and the bylaws of Trinity, the names of the stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and the 10 days prior to the Annual Meeting, during regular business hours, at the corporate offices: 1200 Trinity Drive, Third Floor, Los Alamos, New Mexico 87544.

Contact Us

You may find copies of Trinity's Proxy Materials at LANB's website (www.lanb.com) under the "TCC Annual Report" link or directly at http://www.lanb.com/Annual-Report.aspx. You may find copies of all of Trinity's filings on the SEC's website through Trinity's website at http://www.lanb.com/SEC-Filings.aspx. Please contact the Trinity Capital Corporation Stock Representative, Kevin Schultz, to make the following requests:
ᶱ	if you wish to receive physical copies of the Proxy Materials for the current year and/or permanently (please specify);
ᶱ	if you currently receive multiple copies of materials and wish to receive only a single copy of these documents for your household;
ᶱ	if you currently receive one copy of materials and wish to receive separate copies and do not wish to participate in householding; or
ᶱ	if you need to change or correct your name, address or other information.

You may contact us at:

By Telephone at:	(800) 684-5262 or (505) 661-2261
By E-Mail at:	tcc@lanb.com
By U.S. Mail at:	Trinity Capital Corporation
Stock Representative
Post Office Box 60
Los Alamos, New Mexico 87544

Proposals of Stockholders
Under Trinity's Bylaws, no business may be brought before an Annual Meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to Trinity's Corporate Secretary.  Such written notice of proposal (containing certain information specified in the Bylaws about the stockholders and proposed action) must be submitted to Trinity's Corporate Secretary not later than 120 days prior of the first anniversary of the mailing date of Trinity's Proxy Statement for the preceding year's annual meeting to be included in Trinity's Proxy Statement. For proposals to be otherwise brought by a stockholder and voted upon at an Annual Meeting, the stockholder must file written notice of the proposal (containing certain information specified in the bylaws about the stockholder and the proposed action) to Trinity's Corporate Secretary no less than 60 days prior to the first anniversary of the preceding year's annual meeting.

Because of the length of time since the Company's last annual meeting, the above mentioned deadlines will not apply to this Annual Meeting.  Instead, any stockholder nominations will need to be received within a reasonable time following the date of this Proxy Statement.

Additional information on stockholder proposals, including stockholder proposals or nominations, is provided on Page 16 of this Proxy Statement.

Other Matters

Management knows of no other business that may be brought before the Annual Meeting, including matters incident to the conduct of the Annual Meeting. It is the intention of the persons named as Proxy judges on the Proxy Form to vote such proxies in accordance with their best judgment on any other matters that may be brought before the Annual Meeting.

COMPOSITION OF THE BOARD OF DIRECTORS
Trinity's Board of Directors is divided into three classes with one class elected each year to serve for a three-year term.  In 2012, the Board resolved to continue with a board of nine directors. Three Class III directors, all incumbent nominees, were re-elected at the 2012 Annual Meeting to serve until the Annual Meeting of Stockholders in 2015 or until their respective successors are elected or appointed.  As a result of the need to restate its financial statements, Trinity has not held an annual meeting since its 2012 Annual Meeting conducted on May 17, 2012.  At this Annual Meeting, stockholders will be asked to elect Class I directors, who would have been elected at the 2013 Annual Meeting, for a term expiring in 2016, as well as its Class II directors for a term expiring in 2017.

On January 28, 2013, Stanley D. Primak resigned from the Boards of Trinity and LANB.  The Boards thereafter reduced its size to eight members.  On February 1, 2013, William C. Enloe resigned as Director of Trinity, LANB and Title Guaranty and as Chief Executive Officer and President of Trinity and Chief Executive Officer of LANB and Title Guaranty.  The Boards of Trinity and LANB thereafter reduced its size to seven members.  On July 18, 2013, the Board of LANB increased its size to eight members and added James E. Goodwin, Jr. as a Class III Director.  On October 17, 2013, the Board of Trinity increased its size to eight members and added Mr. Goodwin as a director.  On May 29, 2014, the Boards of Trinity and LANB increased their size to nine members and added John S. Gulas as a Class II director of Trinity and as a director of LANB. On August 21, 2014, Steve W. Wells informed the Boards of Trinity and LANB of his intent to retire his positions at Trinity and LANB effective December 31, 2014.   Mr. Wells' terms as director of Trinity and LANB will end upon his retirement.  On October 9, 2014, Deborah U. Johnson informed the Boards of Trinity and LANB of her intent not to stand for re-election as a director for either Board.  Ms. Johnson's term as director will end following the election of directors at this Annual Meeting.

Right of Holders of TARP Preferred Stock to Elect Directors Upon Failure to Pay Dividends.
On March 27, 2009, the Company issued 35,500 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and warrants, which were immediately exercised, for 1,777 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the "TARP Preferred Stock"), to the United States Department of the Treasury ("Treasury") as part of the Troubled Asset Relief Program Capital Purchase Program.  Subsequently, Treasury sold all of its shares of the TARP Preferred Stock at auction to other investors.
The holders of the TARP Preferred Stock are entitled to receive quarterly dividends, if and as declared by the Company's Board of Directors.  However, if the Company defers and does not pay dividends for an aggregate of six quarterly periods or more, holders of the TARP Preferred Stock have the right to elect two directors to fill newly-created positions on the Company's Board of Directors, until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of TARP Preferred Stock have been declared and paid in full.
The Company has deferred over six quarterly dividend payments on the TARP Preferred Stock.  As a result of these deferred dividends, the holders of the TARP Preferred Stock have the right to elect two directors at each annual meeting of shareholders, or a special meeting of shareholders called for that purpose, which continues until the Company has paid all outstanding dividends. However, the holders of the TARP Preferred Stock have not notified the Company of any intention to exercise this right to elect directors.
There are no family relationships among directors or executive officers of Trinity.

ITEM I: ELECTION OF CLASS I DIRECTORS
The following descriptions provide the background and qualifications for each person who has been nominated for election as a Class I director, including the year each became a director of Trinity and his or her positions with us. The age indicated for each individual is as of December 12, 2014.
Recommendation of the Board of Directors
The Board recommends a vote "FOR" the election of both Class I director nominees listed below.

CLASS I DIRECTOR NOMINEES

Nominee	Principal Occupation, Directorships, Qualifications, Attributes and Skills
JOHN S. GULAS Age 56 Director Since 2014
Mr. Gulas, age 56, has served as a member of the Boards of Directors of Trinity and LANB since May 2014. Mr. Gulas also serves as the Chief Executive Officer and President of Trinity and Chief Executive Officer of LANB. Mr. Gulas is a member of the Loan, Trust, ALCO Management, Technology, and Strategic Planning Committees. Prior to joining Trinity and LANB, Mr. Gulas served as President and Chief Executive Officer for Farmers National Bank headquartered in Canfield, Ohio from 2010 to 2013, and served as Chief Operating Officer for Farmers National Bank from 2008 to 2010. Mr. Gulas served as President and Chief Executive Officer for Sky Trust, Co, N.A., a subsidiary of Sky Financial from 2005 to 2007. In his 26-year banking career, Mr. Gulas has also held executive positions at UMB, Wachovia Corporation, and KeyCorp. Mr. Gulas is a graduate of Youngstown State University and the University of Toledo College of Law.
Mr. Gulas has also been very active in business development and charitable organizations. These activities included serving as a Director of the Regional Chamber Foundation in Youngstown/Warren, Ohio, the Better Business Bureau, the Mahoning Valley Economic Development Corporation, the Ohio Bankers League, the Youngstown Business Incubator, the Ohio Foundation of Independent Colleges, the Achievement Centers for Children, the Museum of Labor and Industry, the Great Trail Girl Scout Council, the Kansas City Arts Council Advisory Board, the Dayton Ballet and the Atlanta Ballet.
Mr. Gulas brings extensive banking, management and strategic planning experience to the Board and the management of Trinity and LANB. Mr. Gulas has a track record of improved performance, increasing stockholder value and growth in a community bank environment. Mr. Gulas was recognized by the American Bankers Association for leading Farmers National Bank to national acclaim as one of the top community banks in the country, and under Mr. Gulas' management in 2012 and 2013 Farmers National Bank was named by Bank Director magazine as one of the best banks with $1-5 billion in assets.

Nominee	Principal Occupation, Directorships, Qualifications, Attributes and Skills
CHARLES A. SLOCOMB Age 68 Director Since 1999
Mr. Slocomb, age 68, has been a member of the Boards of Directors of Trinity and LANB since 1999. Mr. Slocomb has served as Vice-Chairman of the Board of Trinity and LANB since 2013. Mr. Slocomb is Chair of the Board's Technology Committee and is a member of the Board's Compliance Trust, Compensation and Audit Committees.  He retired from the Los Alamos National Laboratory in August 2004 and is currently employed by COMPA in Los Alamos mostly doing consulting work for the NNSA in the area of high performance computing. He held various management positions at the Laboratory, including Project Director, Division Director and Group Leader. He also serves as a member of the Road Committee of Laguna Vista Land Owners Association and as a volunteer firefighter for the Laguna Vista Volunteer Fire Department.

Mr. Slocomb's qualifications include his expertise in technology and computing, including data security.  Mr. Slocomb lived in Los Alamos for 30 years before moving to Santa Fe in 2004. He has extensive knowledge about our communities and the Laboratory, which constitutes a major employer and business in the Company's markets.

ITEM II: ELECTION OF CLASS II DIRECTORS
The following descriptions provide the background and qualifications for each person who has been nominated for election as a Class II director, including the year each became a director of Trinity and his or her positions with us. The age indicated for each individual is as of December 12, 2014.
Recommendation of the Board of Directors
The Board recommends a vote "FOR" the election of both Class II director nominees listed below.

CLASS II DIRECTOR NOMINEES

Nominee	Principal Occupation, Directorships, Qualifications, Attributes and Skills
JERRY KINDSFATHER Age 65 Director Since 1984
Jerry Kindsfather, age 65, has served as the Chair of the Board of Directors of Trinity since June 2011 and previously served as Chair from 2000 to 2004. Mr. Kindsfather has served as the Chair of the Board of Directors of LANB since February 2013. Mr. Kindsfather has served as a member of the Boards of Directors of Trinity and LANB since 1984 and as a member of the Board of Directors of Title Guaranty since May 2000. He is also the Chair of the Compliance and Loan Committees and a member of the Compensation, Strategic Planning, Technology and Asset/Liability Management Committees. Mr. Kindsfather retired in November 2003 after serving as President of AKC, Inc. since 1970 and as co-owner of Ed's Foods, a retail grocery store located in Los Alamos, New Mexico.  Mr. Kindsfather is a partner in J&G Investments and is a managing member of KKSE, LLC.

Mr. Kindsfather has business management experience and experience as a small business owner.  Mr. Kindsfather has extensive accounting and financial expertise.  Mr. Kindsfather has significant experience serving as a director for Trinity for 28 years.

Nominee	Principal Occupation, Directorships, Qualifications, Attributes and Skills
ROBERT P. WORCESTER Age 68 Director Since 1995 Current Term expires 2014
Mr. Worcester, age 68, has been a member of the Boards of Directors of Trinity and LANB since 1995 and served as the Chair of the Board of Directors from 2008 to 2011.  Mr. Worcester served as the Vice Chair of the Board from 2004 to 2008.  Mr. Worcester is the Chair of the Compensation and Trust Committees. He is also a member of the Audit, Compliance, Loan, Asset/Liability Management, Nominating and Corporate Governance and Strategic Planning Committees.  Mr. Worcester retired in October 2013 after practicing law for 40 years.  Mr. Worcester most recently practiced at the firm of Sommer Udall Sutin Law. He was previously the President and a 50% stockholder of Worcester & McKay, LLC which merged with Sommer Udall Sutin Law in 2012.  Mr. Worcester has been recognized by "The Best Lawyers in America" for the last 20 years and was recently recognized by "Outstanding Lawyers in America" and in "Super Lawyers of the Southwest."  He is also a Fellow of the American College of Trust and Estate Council since 1988 and past President of the Santa Fe Estate Planning Council.  He is the past President of the Georgia O'Keefe Foundation.  In addition, Mr. Worcester served as a member of the Board of Directors and President of the Santa Fe Art Foundation, as a member of the Board of Directors and as President of the John Bourne Foundation, as a member of the Board of Directors and Secretary of the Allan Houser Foundation, as a member and Secretary of the Board of Directors of the Veritas Foundation, and as a member and Secretary of the Board of Directors of the Don and Susan Meredith Foundation.

Mr. Worcester's qualifications include his knowledge and expertise as a trust and estate attorney.  Mr. Worcester has knowledge of a broad range legal and business issues.  Mr. Worcester served the communities through professional, educational and community service organizations.

CONTINUING DIRECTORS
Director	Principal Occupation, Directorships, Qualifications, Attributes and Skills
JAMES E. GOODWIN, JR. Age 66 Director Since 2013
Mr. Goodwin, age 66, has served as a member of the Boards of Directors of Trinity and LANB since 2013. He is the Chair of the Audit Committee and serves as the audit committee financial expert, as defined under the SEC rules and regulations. Mr. Goodwin is also Chair of the Board's Asset/Liability Management Committee and is a member of the Board's Compensation, Loan and Strategic Planning Committees. He was a Partner in the firm of PricewaterhouseCoopers LLP and served as a member of the firm's U.S. Board of Partners and Principals. Mr. Goodwin is a graduate of Virginia Polytechnic Institute and State University with a B.S. in Accounting and served on the Advisory Board for its College of Business-Department of Accounting and Information Technology.  He was a Certified Public Accountant in various states from 1973 until his retirement in 2009.
Mr. Goodwin served as President of the Alzheimer's Association/Greater Houston Chapter and as the Treasurer of Big Brothers/Big Sisters of Greater Memphis.  He also served on the Boards of Directors of those organizations as well as the National Conference of Christians and Jews, Memphis Chapter, and the Japan/American Society of Houston.  He was a member of the Board of the School of Advanced Research and the Cancer Foundation for New Mexico, both located in Santa Fe.  He is currently a member of the Board of the Museum of New Mexico Foundation and a member of the Board of The National Dance Institute of New Mexico.  He also serves as a member of the Audit Committee of the New Mexico State Investment Council.
Mr. Goodwin brings extensive accounting, auditing, financial reporting and risk management experience to the Board.  He served at PricewaterhouseCoopers for over 39 years in a wide range of leadership, audit and risk management positions and served as the lead engagement partner on a number PricewaterhouseCoopers' largest clients.  During his career at PricewaterhouseCoopers, Mr. Goodwin worked closely with senior management, boards of directors and audit committees of large multinational companies and his experience provides him with a unique perspective of the complex issues facing businesses.

Director	Principal Occupation, Directorships, Qualifications, Attributes and Skills
JEFFREY F. HOWELL Age 62 Director Since 2002
Ms. Howell, age 62, has served as a member of the Boards of Directors of Trinity and LANB since 2002 and was Chair of the Board of Trinity from 2004 to 2008. She was the Chair of the Audit Committee from 2003 to 2013. Ms. Howell is a member of the Board's Audit, Compensation, Compliance, Nominating and Corporate Governance and Asset/Liability Management Committees. She was President and Chief Executive Officer of Howell Fuel and Lumber Company, Inc., headquartered in Wallkill, New York. She was the founder and managing Director of Howell Meyers Associates from 1997 to 2001, was employed in various capacities at Harvard University from 1985 to 1991, including as Associate Director for Administration at Harvard College Observatory and Assistant Dean for Financial Operations in the Faculty of Arts and Sciences. She was an accountant in the Emerging Business Systems Group at Coopers & Lybrand from 1982 to 1984 after receiving her Masters of Business Administration from Yale University.

Ms. Howell is active in charitable and community organizations. She is a member of the Board of Directors of the Los Alamos National Laboratory Foundation of which she is a past President, President of The Delle Foundation, member of the League of Women Voters of Los Alamos, a member of the J. R. Oppenheimer Memorial Committee and a past Dog Handler and Search and Rescue volunteer for the Mountain Canine Corps K-9 Unit of the Pajarito Ski Patrol.  Ms. Howell is also Chair of the Lady Bird Johnson Wildflower Center Advisory Council of the University of Texas at Austin.

ARTHUR B. MONTOYA, JR. Age 51 Director Since 2001
Dr. Montoya, age 51, has served as a member of the Boards of Directors of Trinity and LANB since 2001. Dr. Montoya has served as Secretary for LANB since 2011. He is Chair of the Board's Nominating and Corporate Governance Committee and is a member of the Board's Audit Committee. Dr. Montoya runs a successful dental practice in Los Alamos, New Mexico.
Dr. Montoya has been on the Pajarito Homeowners' Association Board of Directors and is a past Chairman, taught religious education at Immaculate Heart of Mary Catholic Church, is a past Chairman and a member of the Board of Directors of the Los Alamos Chamber of Commerce, a past member of the Board of Directors for the Los Alamos Historical Society, a past Chairman and member of the Board of Directors for the Los Alamos Medical Center, is active in the Northern New Mexico Interdisciplinary Study Club, has coached little league girls basketball at the Los Alamos Middle School, assisted with the Los Alamos Fusion Volleyball Club, and is involved with Special Olympics Los Alamos.
Dr. Montoya provides insight from his experience as a small business owner as well as from the dental and general medical community.  Dr. Montoya has served the community through his participation in various boards and organizations.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Trinity periodically reviews its corporate governance policies and procedures to ensure that it reports results with accuracy and transparency and maintains compliance with the laws, rules and regulations that govern the operations of Trinity and its wholly-owned subsidiaries.  As part of this periodic corporate governance review, the Board reviews and adopts corporate governance policies and practices for Trinity, as appropriate.
Code of Ethics
All directors and employees of Trinity and all of its subsidiaries', including Trinity's principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions, are required to abide by Trinity's Code of Conduct (the "Code of Conduct").  Trinity does not maintain a separate code of conduct applicable solely to its directors, principal executive officer, principal financial officer and/or its principal accounting officer or the persons performing similar functions.  Trinity's Board of Directors believes that this Code of Conduct substantially confirms to the code of ethics required by the rules and regulations of the SEC.  The Code of Conduct requires that the directors, executive officers, and employees of Trinity and its subsidiaries, avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Trinity's best interests.  Under the terms of the Code of Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.
Trinity's Code of Conduct is available on its website (www.lanb.com) at www.lanb.com/TCC-BCE-Charter.aspx.  Trinity intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Conduct by posting such information on its website. No waivers or amendments to Trinity's Code of Ethics were granted or made in 2013.  The Code of Conduct was amended and restated with the amended and restated Code of Conduct posted on its website on December 3, 2014.
Board Leadership Structure
It is Trinity's policy that the Board of Directors consists of a majority of independent directors. In 2013, all of Trinity's outside directors were considered independent. Our key committees (Audit, Compensation, Compliance, and Nominating and Corporate Governance) are chaired by, and comprised entirely of, independent directors.  While not prohibited by its Bylaws, Trinity's leadership structure since inception has been organized such that the positions of Chair of the Board and the Chief Executive Officer are filled by two different persons. Currently, Jerry Kindsfather serves as Chair and John S. Gulas serves as CEO.
Board Risk Management
Oversight of risk management is central to the role of the Board. While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have specific responsibilities with respect to our risk oversight.  Each Board committee has been assigned oversight responsibility for specific areas of risk and risk management, and each committee considers risks within its areas of responsibility. For example, the Audit Committee is responsible for implementing internal audit controls and maintaining the safety, soundness and integrity of the institution by properly identifying, prioritizing, mitigating and managing risk and the steps taken to monitor and minimize such risks.  As a result of determining that Trinity would restate certain of its financial statements, since 2012, the Company has been making many changes within the organization to strengthen the Company's controls, procedures and systems, specifically related to its financial controls and reporting.  The Audit Committee has a prominent role in our credit risk management as well as our operational risk, the integrity of our financial statements, compliance, legal risk and overall policies and practices related to risk management.   The day-to-day implementation is the responsibility of the Internal Auditor.  This individual is independent from management and reports directly to the Audit Committee, which provides regular updates to the full Board.  Trinity's Audit Committee meets without management at least once annually with our external auditing firm, and individually with the Internal Auditor, Chief Financial Officer and General Counsel on a routine basis.  The report of the Audit Committee is set forth in this Proxy Statement under the heading "Audit Committee Report" below.
The Compensation Committee is chiefly responsible for compensation-related risks.  The report of the Compensation Committee is set forth in this Proxy Statement under the heading "Compensation Committee Report on Executive and Employee Compensation" below. In accordance with applicable requirements, the Compensation Committee conducts a risk based assessment of Trinity's compensation plans, policies and practices to determine whether such plans, policies and practices create risks that are reasonably likely to have a material adverse effect on Trinity. As part of its assessment, the Compensation Committee evaluated Trinity's compensation plans and programs to determine their propensity to cause undue risk relative to the level of risk associated with Trinity's business model and operations.
In January 2010, in response to LANB's entry into an agreement with its primary regulator (the "Agreement"), the Board established the Compliance Committee which is tasked with ensuring compliance with the Agreement and providing an additional review of the risk management and practices of LANB, particularly with respect to credit risk.  The Board also has a standing Board Loan Committee which is responsible for ensuring the implementation of policies and procedures to ensure business is conducted within defined risk tolerances for our lending function, including lending policies, credit trends, and concentrations.  The Board Loan Committee, along with the Audit Committee, reviews our risks related to credit exposure and the adequacy of our allowance for loan and lease losses and ensures the right risk and compliance culture exists at the organization.
The Board also has an Asset/Liability Management Committee which oversees key aspects of risks related to capital, liquidity, interest rates and market risks.  The Board also has a Technology Committee which oversees the technology used, and changes to such technology, in order to ensure the integrity and security of our systems and to address any potential market or reputational risks associated with our service delivery systems.  Finally, the Board has a Strategic Planning Committee which analyzes the market and reputational risks of, and ensures alignment between, Trinity's strategic objectives, business processes and resources. Additionally, the Board conducts succession planning during which the CEO discusses the development of talent throughout the organization.
The membership of these committees overlaps with each of our directors serving on several of the committees and all directors are invited to and often attend all committee meetings. Each committee reports to and makes recommendations to the full Board on significant or risk-related matters within its responsibilities.  Such interlocking memberships and sharing of information allows the Board insight into the management of strategic, credit, market, liquidity, compliance, operational and reputational risks facing Trinity. Management provides reports and data to the Board committees as well as participating in discussions. The Board interacts with key members of management within the organization on a regular basis through both Board and committee meetings and has access to these individuals outside of formal meetings.
Director Independence
Trinity routinely examines the relationships with each director to determine whether that director can be considered "independent," "outside," and "non-employee." The standards employed by Trinity are consistent with the requirements set forth by the Internal Revenue Code ("IRC"), the SEC and the NASDAQ. This analysis is reviewed by the Nominating and Corporate Governance Committee and the full Board. The Board has determined that each director, other than Mr. Gulas, who currently serves as President and CEO of the Company and Mr. Wells, who serves as President of LANB and Secretary of Trinity, are independent within the meaning of the rules of the IRC, SEC and NASDAQ.  Additionally, prior to his resignation from all positions at Trinity and LANB, Mr. Enloe was also not considered to be independent.  In making these determinations, the Board was aware of and considered the loan and deposit relationships with directors and their related interests with which LANB enters into in the ordinary course of business, and any other arrangements which would fall within the provisions of related party transactions.
Meetings and Committees of the Board of Directors
The Board of Trinity met 26 times for regularly scheduled meetings during the fiscal year-ended December 31, 2013.  The Board of Directors of LANB also met 51 times for regularly scheduled meetings during the fiscal year-ended December 31, 2013. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total meetings of the committees on which he or she served with the exception of Dr. Montoya. Mr. Enloe did not attend any board meetings in 2013 and Mr. Primak attending only one board meeting prior to his resignation.
Attendance by our directors at the Annual Meetings of Stockholders gives directors an opportunity to meet, talk with and hear the concerns of stockholders who attend those meetings. It is Trinity's policy that all directors shall attend the Annual Meetings, except in the event of illness or other unanticipated conflicts.  All of the directors then serving, with the exception of Robert Worcester, attended Trinity's 2012 Annual Meeting held on May 17, 2012.
Compensation Committee

Since the 2012 Annual Meeting, the Compensation Committee of the Company consisted of Messrs. Worcester (Chairman), Kindsfather, Primak (until his resignation in January 2013) and Slocomb and Ms. Howell, as well as Mr. Goodwin, who joined in October of 2013, each of whom was "independent" as that term is defined by the SEC and NASDAQ. These committee members were also deemed to be "outside" directors under Section 162(m) of the Internal Revenue Code of 1986 and all are non-employee directors pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee has a written charter which may be found on LANB's website at www.lanb.com/TCC-Compensation-Committee.aspx. The Compensation Committee of the Company also serves as the Compensation Committee of LANB.  In 2013, the Compensation Committee met twice and in 2014 it met three times as of December 12, 2014.
The Compensation Committee is responsible for making recommendations to the Board regarding (and, in some cases, setting) compensation and incentive compensation awards and plans, and other forms of compensation for senior management as well as the contributions toward the ESOP and profit sharing program and short- and long-term incentive compensation for all employees.  Such obligations and other executive compensation requirements are described in more detail under the heading "Compensation Discussion and Analysis – U.S. Treasury's Capital Purchase Program and Federal Reserve Risk Analysis Rules."  The Compensation Committee regularly conducts such risk assessments and also approves the Compensation Committee Report for inclusion in the Trinity Proxy Statement.  The report of the Compensation Committee is set forth in this Proxy Statement under the heading "Compensation Committee Report."
Audit Committee
Since the 2012 Annual Meeting, the Audit Committee of Trinity consisted of Dr. Montoya, Messrs. Slocomb and Worcester and Ms. Howell. Mr. Goodwin joined the Audit Committee on October 18, 2013 and was appointed Chair of the Audit Committee at that time. The Board has determined that he is an "audit committee financial expert" as defined under the SEC rules and regulations by virtue of his nearly four decade career in accounting and audit, as described in his biography under the heading "Continuing Directors."  Prior to Mr. Goodwin joining the Audit Committee, Ms. Howell served as Chair of the Audit Committee. The Board has determined that she too is an "audit committee financial expert" as defined under SEC rules and regulations by virtue of her background and experience, as described in her under the heading "Continuing Directors." Each member of the Audit Committee was "independent" as that term is defined in the rules of NASDAQ and met the criteria for independence set forth in Rule 10A-3 of the Exchange Act. The Board has determined that each Audit Committee member is financially literate.  The Audit Committee of Trinity also serves as the Audit Committee for LANB.
The responsibilities of the Audit Committee include the following:
·
Selecting and retaining Trinity's independent registered public accounting firm, approval of the services they will perform and review of the results, both with management and in executive session with the independent registered public accounting firm;

·	Reviewing the performance of the independent registered public accounting firm;
·
Reviewing with management and the independent registered public accounting firm the systems of internal control, including the adequacy and effectiveness of the systems of internal controls over financial reporting and any significant changes in internal control over financial reporting, accounting practices and disclosure controls and procedures;

·	Reviewing annual and quarterly financial statements and other Trinity filings;
·	Reviewing internal audit reports and associated controls;
·	Instituting procedures for the receipt, retention and treatment of complaints received by Trinity regarding accounting, internal accounting controls or auditing matters; and
·	Assisting the Board in the oversight of:
o	the integrity of Trinity's consolidated financial statements and the effectiveness of Trinity's internal control over financial reporting; and
o	the independent registered public accounting firm's and Internal Auditor's qualifications and independence.

The Audit Committee will also carry out any other responsibilities delegated to the Audit Committee by the full Board.  The report of the Audit Committee as required by the rules of the SEC is included in this Proxy Statement under the heading "Audit Committee Report."  The Committee has adopted a written charter which can be found at LANB's website at http://www.lanb.com/TCC-Audit-Committee.aspx setting forth the Audit Committee's duties and functions.  In 2013, the Audit Committee met 8 times and as of December 12, 2014 it met 17 times in 2014.
Nominating and Corporate Governance Committee
Since the 2012 Annual Meeting, the members of the Nominating and Corporate Governance Committee consisted of Dr. Montoya (Chair), Messrs. Primak (until his resignation in January 2013) and Worcester, and Mmes. Howell and Johnson. Each member of the Committee was "independent," as defined by the SEC and NASDAQ. The purpose of the Committee is to evaluate and recommend to the Board nominees for consideration by Trinity's stockholders to serve as directors and to review and analyze the corporate governance policies and practices of Trinity. The Committee has adopted a written charter, which can be found on LANB's website at http://www.lanb.com/TCC-NCGC-Charter.aspx setting forth the Committee's duties and functions. In 2013, the Nominating and Corporate Governance Committee met twice times and as of December 12, 2014 it met twice in 2014.

Nominating Process.  The Nominating and Corporate Governance Committee follows the procedures contained in Trinity's Bylaws and the nominating policies and procedures therein to identify, evaluate and select nominees for the Board. The Nominating and Corporate Governance Committee considers candidates suggested by the Board, management and stockholders. Existing directors whose terms will expire at the next Annual Meeting will automatically be evaluated unless that director expresses his or her intent not to stand for re-election.

After a new candidate for director is identified by the Board or nominated by a stockholder, the Committee will compile the information required in Trinity's Bylaws and will make an initial determination whether to entertain the candidate based on information provided to the Committee, the directors' own knowledge and any other inquiries made by the Committee. This preliminary determination is also based on Trinity's director criteria, the current composition of the Board, the balance of management and independent directors, and the need for Audit Committee members or other expertise and any other factor deemed relevant by the Committee. While Trinity does not have a separate diversity policy, the Committee considers diversity in reviewing its current directors and any potential nominees.  The Committee places value in a Board composed of characteristics reflective of the Company's communities in terms of gender and race, as well as differing perspectives in terms of professional fields, education, skills and community service.  The Committee has broad discretion to consider any additional factors it deems relevant to an assessment of a proposed nominee's suitability for the Board. If a candidate satisfies the initial review, the Committee will conduct an interview of the candidate. The Committee conducts interviews with all incumbent directors standing for re-election and reviews their independence, qualifications, conduct, background and areas of expertise. After conducting all interviews and evaluations, the Committee meets in closed-sessions to discuss each nominee and makes its recommendations to the Board. The Board will review the recommendations and make the final determination of which nominees will be presented for election.

In considering potential nominees to the Board, and when evaluating incumbent directors, the Nominating and Corporate Governance Committee shall seek to, among other factors, promote collegiality among members of the Board, encourage directors to be active participants in the communities served by Trinity and contribute to organizations located in such communities.  The Board has adopted criteria for nominees to serve on Trinity's Board which can be found on LANB's website at (www.lanb.com) at http://www.lanb.com/TCC-NCGC-Nominating-Policies.aspx.
The "independence" of non-management nominees will also be taken into account so that at least a majority of the Board will be made up of directors who satisfy the independence standards set forth by NASDAQ and the rules and regulations of the SEC.  Information regarding the nominating policies and procedures, the director criteria and Trinity's Bylaws can be found on LANB's website at http://www.lanb.com/TCC-Corporate-Governance.aspx.

Other Relationships.  There are no arrangements or understandings between any of the directors or executive officers and any other person pursuant to which any of Trinity's directors or executive officers have been selected for their respective positions. No director or executive officer is related to any other director or executive officer. No director is a director of another "public corporation" (i.e. subject to the reporting requirements of the Exchange Act) or of any investment company.  We have no knowledge that any nominee will refuse or be unable to serve, but if any of the nominees are unavailable for election, the holders of the proxies reserve the right to vote for substitute nominees proposed by the Board.
Stockholder Nomination Procedure. Stockholders may nominate candidates for the Board by following the procedures detailed in Trinity's Bylaws. The Bylaws and the Stockholder Nominating Procedure can be found on LANB's website at http://www.lanb.com/TCC-NCGC-Nominating-Policies.aspx.
The following is a summary of the process for stockholder nominations:
·	The stockholder must provide a written statement suggesting an individual as a candidate that includes the information required by Trinity's Bylaws.
·
The statement must be received by the Corporate Secretary, in the case of an annual meeting, not less than 60 days and not more than 90 days prior to the first anniversary (day and month) of the previous year's Annual Meeting or special meeting.

Nominations that are not received at least 120 days prior to the anniversary of the mailing date of the previous year's annual meeting will not be considered by the Board for inclusion in Trinity's Proxy Statement but will be presented for a vote at the Annual Meeting.

Because of the length of time since the Company's last annual meeting, the above mentioned deadlines will not apply to this Annual Meeting.  Instead, any stockholder nominations will need to be received within a reasonable time following the date of this Proxy Statement.

The stockholder's written statement must set forth: (a) as to each person whom the stockholder proposes to nominate for election as director: (i) the name, age, business address and residential address of such person; (ii) the principal occupation or employment and business experience for the previous five years of such person; (iii) the class and number of shares of Trinity's stock which are beneficially owned by such person on the date of the written statement; and (iv) any other information relating to such person that would be required to be disclosed pursuant to rules and regulations promulgated under the Exchange Act; and (b) as to the nominating stockholder giving the written statement: (i) the name and address, as they appear on Trinity's books, of the nominating stockholder and the name and principal business address of any other record or beneficial stockholder known by the nominating stockholder to support such nominee; and (ii) the class and number of shares of stock which are beneficially owned by the nominating stockholder on the date of such written statement and the number of shares owned beneficially by any other record or beneficial stockholders known by the nominating stockholder to be supporting such nominee on the date of such written statement. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

Any deficiencies in a notice of stockholder nomination will be noted by the Corporate Secretary and the nominating stockholder will be informed and provided an opportunity to cure the defect, if possible. The presiding officer will determine whether a nomination was timely made and will make that determination at the stockholders meeting.

No stockholder nominations were received by the Corporate Secretary as of the date of this Proxy Statement. The Nominating and Corporate Governance Committee has not retained or paid any third parties to assist in the identification of nominees. All of the nominees approved by the Nominating and Corporate Governance Committee for inclusion in this Proxy Statement and listed on the Proxy Form are incumbent directors standing for re-election.

Board Policies Regarding Communications with the Board of Directors
Trinity's Board maintains a process for stockholders to communicate with the Board of Directors.  Stockholders wishing to communicate with the Trinity Board should send any communication to the General Counsel of LANB at 1200 Trinity Drive, Los Alamos, New Mexico 87544. The General Counsel of LANB will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the General Counsel has the authority to discard the communication or take appropriate legal action. Communications will be forwarded to the addressee and/or the appropriate committee chair or director. The General Counsel may summarize the contents of any communication prior to forwarding the message to its intended recipient. Directors may review a log of all communications received or request copies of any communications at any time. Concerns relating to accounting, internal controls and auditing matters will be promptly raised with Trinity's Internal Auditor, if appropriate, and reported to the Audit Committee.
Trinity's communication policy is available on LANB's website (www.lanb.com) under the links to "TCC" and "View Corporate Governance" then "Communication with Directors Policy" or can be found directly at http://www.lanb.com/TCC-commpolicy.aspx. Communications regarding concerns over the management or financial reporting of Trinity can also be addressed directly to the Audit Committee Chair through LANB's website (www.lanb.com) under the links to "TCC" and "View Corporate Governance" or can be found directly at http://www.lanb.com/AnonContact.aspx or by emailing auditchair@lanb.com.
Certain Relationships and Related Transactions
Trinity's written Related Party Transaction Policy provides that all relationships between Trinity and any director, executive officer or an entity related to a director or executive officer, will be reviewed, approved or ratified by the Audit Committee of the Board, excluding loan transactions falling within the ordinary course of business with LANB. All transactions will be reviewed, regardless of type, when the transaction is anticipated to or actually meets or exceeds $120,000 in compensation to the director, executive officer or an entity related to a director or executive officer. The review will include the details of the relationship, including the nature of the relationship, the anticipated amount of compensation to be paid under the transaction, and, if possible, a comparison of market rates for similar products or services. The Audit Committee will consider the proposed relationship and either approve or deny the engagement. Additionally, the relationships with directors and their related entities will be reviewed each year as part of the determination of independence of each director and nominee. In the event that a relationship is entered into without prior approval of the Audit Committee, it will be provided with detailed information regarding the relationship for ratification. If the Audit Committee does not ratify the relationship, Trinity will terminate the relationship. Once a relationship has been created, Trinity will cause a request for proposals to be issued to the director, executive officer or entity related to a director or executive officer not less than every five years. This request will serve to ensure that Trinity is obtaining products and services on terms at least as favorable as if they were from an unrelated third party.

The types of transactions, relationships and arrangements that are considered in determining independence but are not disclosed as a related party transaction include, but are not limited to, borrowing relationships and business relationships. Trinity is a bank holding company that controls LANB, a national bank. LANB commonly enters into customary loan, deposit and associated relationships with its directors and executive officers, all of which are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All loans by LANB to Trinity's directors and executive officers are subject to the regulations of the OCC. National banks are generally prohibited from making loans to their directors and executive officers at favorable rates or on terms not comparable to those available to the general public or other employees. LANB does not offer any preferential loans to Trinity's directors or executive officers.
Executive Officers
In 2013 and until his resignation in September 2014, Daniel Bartholomew served as an Executive Officer of Trinity and LANB but was not a member of the Board of Directors. Information regarding Mr. Bartholomew's position and history is noted below.
Daniel Bartholomew.  Mr. Bartholomew, age 48, served as Chief Financial Officer of Trinity and Vice President and Chief Financial Officer of LANB from February 2003 to September 2014.  Mr. Bartholomew resigned on September 2, 2014.  Mr. Bartholomew was employed by LANB from 1987 to 2014, serving in a variety of positions, including Teller Supervisor, Assistant Cashier, Cashier and Vice President/Cashier. He was also the Chair of the Board's Asset/Liability Management Committee and a member of the ESOP Advisory Board.  On September 2, 2014, Daniel R. Bartholomew tendered his resignation, effective immediately, as Chief Financial Officer of Trinity and Vice-President and Chief Financial Officer of LANB. Trinity initiated a search for a new Chief Financial Officer. Anne Kain, Vice-President and Cashier of LANB since 2011, was appointed as the Interim Chief Financial Officer of Trinity and LANB.  The resignation and appointment were disclosed in the Company's Form 8-K filed on September 3, 2014.  On September 16, 2014, LANB and Mr. Bartholomew entered into a Consulting Agreement ("Consulting Agreement"), pursuant to which Mr. Bartholomew agreed to assist in matters as may be requested by the Chief Executive Officer of LANB. The Consulting Agreement was disclosed in the Company's Form 8-K filed on September 22, 2014.
In 2013, Trinity began an assessment of its organizational structure.  As part of this assessment, in January 2014, Trinity named the following individuals, in addition to Messrs. Gulas, Bartholomew and Wells, as Executive Officers: John Brunett, Chief Trust and Investment Officer; Paul Cook, Chief Technology Officer (who resigned from the Company effective January 10, 2014); Timothy Doyle, Director of Retail and Branch Operations; Thomas Lilly, Chief Credit Officer; and Cathe McClard, SVP Human Resources.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Trinity's shares as of December 1, 2014 by:
·	Any person who is known to Trinity to own beneficially more than 5% of Trinity's common stock
·	Each of Trinity's directors;
·	The NEOs of Trinity; and
·	All current executive officers and Directors as a group.

All shares of common stock are owned with sole voting and investment power by each person listed, unless otherwise indicated by footnote.  Beneficial ownership as of the dates noted has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of December 1, 2014. The shares of common stock subject to options currently exercisable or exercisable within 60 days of December 1, 2014, are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options, but are not deemed outstanding for calculating the percentage of any other person.  The address of each beneficial owner is c/o Trinity, 1200 Trinity Drive, Los Alamos, New Mexico 87544, unless otherwise indicated by footnote.  As of December 1, 2014, there were 6,453,049 shares of common stock outstanding, each share entitled to one vote.
Name of Individual or Individuals in Group	Reporting Type	As of December 1, 2014
		Beneficial Ownership	Percent of Class
James E. Goodwin, Jr.	Director	167	*
Jeffrey F. Howell	Director	7,028	*
John S. Gulas (1)	Director and Chief Executive Officer	11,765	*
Deborah U. Johnson (2)	Director	11,000	*
Jerry Kindsfather (3)	Director	224,860	3.48%
Arthur B. Montoya, Jr. (4)	Director	16,333	*
Charles A. Slocomb (5)	Director	5,836	*
Steve W. Wells (6)	Director and President of LANB	93,547	1.45%
Robert P. Worcester (7)	Director	9,674	*
Daniel R. Bartholomew (8)	Former Chief Financial Officer	23,107	*

Total of Directors and Executive Officers (9)		405,835	6.28%
* Indicates that the individual or entity owns less than one percent of Trinity's common stock.

Persons known to Trinity to own more than 5% of the outstanding shares
Name of Individual or Individuals in Group	Reporting Type	As of December 1, 2014
		Beneficial Ownership	Percent of Class
Trinity Capital Corporation ESOP (10)	5% Shareholder	673,175	10.42%
The Delle Foundation (11)	5% Shareholder	667,097	10.32%
Kindsfather Family Trust, Jerry and Faye Kindsfather, J&G Partners, Gary and Linda Kindsfather (12)	5% Shareholder, Director	362,452	5.61%

(1)
Mr. Gulas was appointed as Chief Executive Officer, President and Director of Trinity on May 29, 2014 and did not hold a position at Trinity or LANB prior to that date. Mr. Gulas holds 11,765 Restricted Stock Units ("RSUs"), awarded on June 3, 2014.  The RSUs will vest on June 3, 2016.

(2)	Ms. Johnson holds 1,800 shares in her individual retirement account and 9,200 are held in the Deborah U. and Eric D. Johnson Revocable Trust U/A dated April 22, 2008.
(3)
Mr. Kindsfather holds 95,268 shares in the Kindsfather Family Revocable Trust. Mr. Kindsfather's beneficial ownership also includes 129,592 shares, one-half of the 259,184 shares held by J&G Investments, in which Mr. Kindsfather is a 50% partner with shared voting and investment power.

(4)
Dr. Montoya shares voting and investment power in 16,033 shares with his spouse. The remaining 300 shares are held by the Arthur B. Montoya, Jr., DDS Profit Sharing Plan over which Dr. Montoya shares voting and investment power.

(5)	Mr. Slocomb shares voting and investment power in such shares with his spouse.
(6)
Includes 50,636 shares Mr. Wells owns in Trinity's ESOP, 12,705 shares held in his individual retirement account, 15,145 shares over which Mr. Wells has sole voting and investment power and 14,000 shares available to Mr. Wells through the exercise of options at December 1, 2014. This number includes 1,061 shares held by Mr. Wells' spouse, obtained prior to marriage, to which he has disclaimed any beneficial ownership. All options which Mr. Wells may exercise within 60 days of December 1, 2014 are included in his respective percentages of ownership.

(7)	Mr. Worcester shares voting and investment power over such shares with his spouse.
(8)
Mr. Bartholomew owns 15,556 shares through Trinity's ESOP and 551 shares over which Mr. Bartholomew shares voting and investment power with his spouse. Additionally, 7,000 shares are available to Mr. Bartholomew through the exercise of options as December 1, 2014. All options which Mr. Bartholomew may exercise within 60 days of December 1, 2014 are included in his respective percentages of ownership.  Mr. Bartholomew resigned from his position as Chief Financial Officer effective September 2, 2014.

(9)
The total percentage of ownership for all Directors and Executive Officers includes all options exercisable within 60 days of December 1, 2014.  The total also includes the 25 shares owned by Anne Kain, Interim Chief Financial Officer, and the 2,493 shares owned by Ms. Kain through Trinity's ESOP.

(10)	Of the 673,175 shares held by Trinity's ESOP as of December 1, 2014 all were allocated or will be allocated to the individual participants' accounts.
(11)
The Delle Foundation is a non-profit corporation. George A. Cowan, the grantor of the foundation, served as a Director Emeritus to Trinity and LANB until his death in April 2012. The address of The Delle Foundation is 212 Maple Drive, Los Alamos, NM 87544. Ms. Howell serves as Chairman of the Board of The Delle Foundation and Mr. Enloe serves as a Director.

(12)
Jerry Kindsfather, the Kindsfather Family Revocable Trust u/a dated June 16, 2008, J&G Investments, the Gary E. and Linda D. Kindsfather Trust u/a dated July 5, 2007 and Gary and Linda Kindsfather collectively hold 5.61% of the outstanding shares of Trinity. Mr. Kindsfather holds 95,268 shares in the Kindsfather Family Revocable Trust. J&G Investments holds 259,184 shares.  The Gary E. and Linda D. Kindsfather Trust holds 8,000 shares. Jerry Kindsfather serves as Chair of the Board of Directors of both Trinity and LANB.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the directors, executive officers and persons who own more than 10% of Trinity's common stock file reports of ownership and changes in ownership with the SEC. These persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on Trinity's review of the copies of such forms furnished to it and, if appropriate, representations made by any reporting person concerning whether a Form 5 was required to be filed for 2013, there were four reported late filings required under Section 16(a) during 2012.

Three late filings were related to the grant of RSUs to Messrs. Enloe, Wells and Bartholomew granted on January 24, 2012.  A Form 4 reporting the grant of 588 RSUs to Mr. Bartholomew was reported on March 21, 2012. A Form 4 reporting the grant of 2,353 RSUs to Mr. Enloe was reported on March 21, 2012. A Form 4 reporting the grant of 1,177 RSUs to Mr. Wells was reported on March 21, 2012. The RSUs granted were subsequently reduced in the amounts discussed in this proxy statement under the heading "Compensation Discussion and Analysis."

A Form 4 reporting the sale of 21,000 shares of stock at $10.00 per share on May 16, 2012 and the sale of 15,000 shares of stock at $10.00 per share on August 31, 2012 by The Delle Foundation was reported on October 24, 2012.

There were no late filings required under Section 16(a) during 2013 or 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") describes the Company's compensation philosophy and policies, as well as the compensation decisions made for 2013 as applicable to the Company's "named executive officers" for SEC reporting purposes ("NEOs"). This CD&A explains the structure and rationale associated with each material element of the NEOs' compensation, and the rationale for the compensation determinations made by the Compensation Committee in 2013.  The CD&A also provides important context for the more detailed disclosure tables and specific compensation amounts provided following this section.

The Company's compensation programs are designed to align the compensation of the Company's NEOs with financial performance. The Company's NEO compensation was increased in early 2012 based upon 2011 results, which initially pointed to improved performance over the prior year. Subsequent to these compensation decisions made in early 2012, the Company determined it was necessary to restate its financial statements for the years ending December 31, 2010 and December 31, 2011, as well as the quarterly statements for the periods ending March 31, 2012 and June 30, 2012. The fact of the restatements, above all else, weighed on the Compensation Committee as it made decisions during the latter part of 2012 and 2013. The Board instructed that overall compensation increases be minimal in 2012 in recognition of the impact of the restatements. The Company's NEO compensation was increased in 2013 based upon additional duties assigned to the NEOs and efforts made by the NEOs in 2012 toward compliance remediation, satisfaction of the regulatory enforcement actions and completion of the restatements. In February 2013, then-Chief Executive Officer ("CEO") and President, William C. Enloe, resigned his positions at the Company.  Steve Wells, LANB President and Trinity's Secretary, assumed the position of Principal Executive Officer during the national search for a new CEO and President and received an increase in compensation due to the additional duties assigned. The Company's compensation philosophy and objectives, as well as the intended consequences of the philosophy and objectives, are set forth below.

In August 2014, Mr. Wells provided notice of his resignation from his officer positions at Trinity and LANB, effective December 31, 2014.  In September 2014, Mr. Bartholomew tendered his resignation, effective immediately, of his officer positions at Trinity and LANB.

Compensation Philosophy and Objectives. The Company's compensation programs are designed with the intention of aligning the Company's culture, philosophy and strategy with the goal of providing long-term, sustainable growth for its investors. In attempting to foster this alignment, the Compensation Committee focused the Company's compensation programs on four factors. First, compensation awarded should reflect the qualifications, skills, experience and responsibilities of each NEO. Second, the Compensation Committee structures the compensation programs in a manner that the Committee believes will enable the Company to attract and retain the most qualified and highly skilled employees available by providing competitive compensation and benefits. Third, the Compensation Committee establishes the compensation programs to provide each NEO with incentive and motivation to achieve superior job performance, deliver excellent customer service, and achieve his or her personal goals and contribute to the overall success of the Company. Finally, the compensation programs are designed to encourage both generation of income and reduction of expenses by making employees owners of the Company, thereby aligning their interests with those of the Company's stockholders. However, as the Company participated in the CPP portion of the Treasury's Troubled Asset Relief Program ("TARP"), until August 10, 2012, certain limitations on the compensation of senior executive officers were then applicable and affected the available elements of the compensation program. See "Regulatory Environment" below.
Compensation is awarded both on the basis of individual performance and the Company's success. The Company's NEOs share in many of the same compensatory programs as other employees and many of these programs provide the same terms of participation for NEOs and other employees, including the profit sharing program and the Trinity Capital Corporation ESOP. These programs are designed to reward longevity and corporate performance, thereby helping to align the Company's employees' interests with those of its stockholders. The Company's contributions to the ESOP and profit sharing program are based upon its profitability.
At the Company's 2012 Annual Meeting, more than 90% of voting stockholders approved the non-binding advisory proposal on the compensation of certain executive officers. The Company, the Board and the Compensation Committee take into consideration communications received from stockholders regarding executive compensation, including the non-binding advisory vote, when establishing the Company's compensation programs. The Company considered the positive result of the 2012 advisory vote on executive compensation but not for specific 2013 compensation decisions. Based on this consideration and the other factors described in this CD&A, the Compensation Committee did not alter the policies or structure for the NEOs' compensation for 2013 relative to 2012. The Company has not held its 2013 Annual Meeting due to the delay in completing the restated financial statements. As such, no advisory vote took place in 2013 regarding executive compensation.
Compensation Factors and Committee Processes.
General. The NEOs' base salaries are intended to reflect individual performance, while short-term and long-term incentives are intended to reflect corporate performance and to provide incentives for the NEOs and other employees to work toward increasing the long-term profitability of the Company. The Company reviews the compensation practices of several peer groups, as discussed below, to gauge the competitiveness of its compensation practices. The Company does not use static performance criteria or measures, but instead looks at the complete picture of returns in light of the market environment, competitors, economic conditions and other relevant factors that affect the profitability of the Company. The Compensation Committee has discretion to take into account all factors and measures throughout the year, as well as the performance of its NEOs in responding to challenges and opportunities as they arise, rather than setting certain items at the beginning of the year that circumstances may make a lower priority over the course of the year.

Corporate Performance. In establishing compensation for the NEOs, the Compensation Committee typically considers financial and other performance indicators and levels of success desired and expected in assessing the performance of its NEOs. Due to the restatement of financials, evaluation of the Company's performance for the year 2012 in setting compensation for 2013 was difficult, as actual restated data was not available for the Compensation Committee's consideration.  As a result, individual performance factored into the Committee's decisions more heavily than did the performance of the Company. The financial indicators were based upon the budget created by management and approved by the Board and focused primarily on the then-reported returns for LANB, including return on average equity, asset quality, efficiency, net income and return on average assets, as well as regulatory compliance and efforts made toward correcting deficiencies identified in the regulatory enforcement actions. Additionally, the Company considers LANB's customer satisfaction levels and employee satisfaction levels. The Company's goals are set as "stretch" goals which are not intended to be easily attainable. The Compensation Committee sets expectations of meeting or exceeding corporate goals, but takes into account other internal and external factors that influence the levels of success that can be achieved in the given year. As a result, the Company retains the flexibility and full discretion to determine whether to reward its NEOs and to determine at what level based on corporate performance even if the measures contained in the budget are or are not fully achieved.

Individual Performance. Included in the consideration of individual performance are the expertise, skill set and workload requirements for each position, as well as the responsibilities resultant from being a public company. Employees of the Company and its subsidiaries set individual goals each year that are expected to align with departmental goals which, in turn, are designed to align with corporate goals and strategies. The goals are set by the employees and are discussed with, and approved by, each employee's supervisor. In developing annual and long-term goals, the Company is focused on regulatory compliance, investor returns, excellence in customer service and employee satisfaction. Individual performance goals for the NEOs typically include achievement of budget for financial measures, progress toward or achievement of the Company's strategic goals, meeting opportunities and challenges as they arise, personnel management and development, and community support and involvement.

Peer Comparison. The Compensation Committee believes that the compensation paid to similarly situated executives at other financial institutions should serve as a point of reference for measurement of, but not the determinative factor in setting, the compensation for the NEOs. Recognizing the inherent difficulty in assessing and comparing compensation programs and awards, the Compensation Committee retains the discretion to determine the manner in and extent to which comparative compensation data is used.

In its 2013 compensation review, which was conducted following the Board's realization that financial restatements would be necessary, and in anticipation of the increased duties assumed by the NEOs, the Compensation Committee compared the Company's compensation program to certain peer financial institutions. In addition to general market information and trend data, data was collected from SNL Financial, LLC, regarding the 2012 reported compensation of NEOs for two peer groups of financial institutions, including groups organized by: (i) asset size; and (ii) asset size, CPP participation status and geographic region. The Compensation Committee believes that reviewing compensation data from these different groups gives it a broad perspective on compensation practices for financial institutions. However, the primary peer group used for 2013 included 28 banking organizations primarily located within the Company's region (the Southwestern and Western United States) with total assets ranging from $1-3 billion as of the third quarter of 2012. Over half of this group participated in the CPP.

The institutions included within the Compensation Committee's primary peer group analysis were:
Bank of Marin Bancorp	Heritage Commerce Corp
BofI Holding, Inc.	Heritage Financial Corporation
Bridge Capital Holdings	Home Federal Bancorp, Inc.
Center Financial Corporation	Mechanics Bank
CoBiz Financial Inc.	MetroCorp Bancshares, Inc.
Encore Bancshares, Inc.	MidSouth Bancorp, Inc.
Exchange Bank	North Dallas Bank & Trust Co.
F & M Bancorporation	OmniAmerican Bancorp, Inc.
First California Financial Group, Inc.	Pacific Continental Corporation
First Guaranty Bancshares, Inc.	Pacific Mercantile Bancorp
First National Bank Alaska	PremierWest Bancorp
Guaranty Bancorp	Southwest Bancorp, Inc.
Guaranty Bancshares, Inc.	Washington Banking Company
Hanmi Financial Corporation	Wilshire Bancorp, Inc.

The Compensation Committee believes that the peer group is representative of the sector in which the Company operates. The Committee concluded based on its analysis that the NEOs' total compensation was generally below the median and average levels for the Company's peers. The Compensation Committee also evaluated the relative financial performance of the Company compared to the performance of the Company's peers, and determined that the Company's performance was not favorable, with the exception that net margin was better than the asset size peer group average and median, and pre-provision earnings per share was higher than the overall peer group median. Asset quality measures such as non-performing assets were significantly higher than the peer group averages and medians.  Additionally, the Compensation Committee noted that these performance comparisons were based upon originally issued results, not on the restated amounts.  However, it was also noted that each NEO's total compensation was substantially lower than the average total compensation of similarly situated executives at peer group companies (Mr. Enloe's total compensation was 51% and 45% lower than the recommended peer group and asset size averages, respectively; Mr. Wells' total compensation was 41% and 43% lower than the recommended peer group and asset size averages, respectively; Mr. Bartholomew's total compensation was 57% and 47% lower than the recommended peer group and asset size averages, respectively) and in all but one case were considerably lower than the median total compensation of the peer groups (Mr. Enloe's total compensation was 33% and 24% lower than the recommended peer group and asset size medians, respectively; Mr. Wells' total compensation was 29% lower than one recommended peer group median; and Mr. Bartholomew's total compensation was 34% and 38% lower than the recommended peer group and asset size medians, respectively).  The exception was that Mr. Wells' total compensation was equivalent to the median compensation of the peer group most closely comparable in asset size. The Committee does not target a benchmark within the Company's peer group, but rather uses peer evaluation in an effort to validate the general notion that the Company's compensation is competitive with its peers. The Compensation Committee also considered data from McLagan's survey of regional and community banks with assets of $1-3 billion, as well as McLagan's 2013 survey including all regional and community banks.  The Compensation Committee engaged McLagan during 2014 to assist with the 2015 Long-Term Incentive Plan, described below, and a market study of our compensation programs.

Compensation Committee. In 2013, the Compensation Committee of the Company consisted of Messrs. Worcester (Chairman), Kindsfather, Primak (until his resignation in January 2013) and Slocomb and Ms. Howell, each of whom was "independent" as that term is defined by the SEC and NASDAQ. These committee members were also deemed to be "outside" directors under Section 162(m) of the Internal Revenue Code of 1986 and all are non-employee directors pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee has a written charter which may be found on LANB's website at www.lanb.com/TCC-Compensation-Committee.aspx. The Compensation Committee of the Company also serves as the Compensation Committee of LANB. The current membership of the Compensation Committee is Messrs. Worcester (Chairman), Goodwin, Kindsfather and Slocomb and Ms. Howell.
The Compensation Committee is responsible for making recommendations to the Board regarding (and, in some cases, setting) compensation and incentive compensation awards and plans, and other forms of compensation for senior management as well as the contributions toward the ESOP and profit sharing program and short- and long-term incentive compensation for all employees. The Compensation Committee also regularly conducts compensation risk assessments and approves the Compensation Committee Report.
Role of Management and Compensation Consultants. In 2012, William C. Enloe, the Company's then CEO, set the salary and bonus for Mr. Bartholomew. Mr. Enloe also provided input and recommendations to the Compensation Committee with regard to the salary and bonus for Mr. Wells in 2012. Mr. Enloe also provided recommendations regarding the stock incentives awarded and on the amount of the Company's contributions to the ESOP, profit sharing and other bonus programs in 2012. Mr. Enloe played no role in determining the form or amount of his own compensation. Mr. Wells provided recommendations regarding salaries and bonuses for Mr. Bartholomew in 2013.
In the past, the Compensation Committee has engaged compensation consultants, as deemed appropriate and as pursuant to its authority under its charter. When such consultants are retained, they are contracted for, and the scope of the engagement is established by the Committee. In 2012 and 2013, no compensation consultant was engaged by the Compensation Committee, Board of Directors or management to assist with establishing executive compensation. However, the Company's management participated in compensation surveys in addition to the information described above to provide an alternative reference for peer comparisons to be used by the Compensation Committee.

Regulatory Environment. In order to more fully understand the Compensation Committee's decisions with respect to compensation from 2009 to 2013, the Committee believes it is beneficial to understand the changing regulatory context in which these decisions were made. In some cases, the regulatory changes clearly impacted the Compensation Committee's decisions with respect to compensation paid to the NEOs, while in other cases the regulatory changes simply required the Committee to reconfirm its existing processes and procedures for determining executive compensation.
Troubled Asset Relief Program—Capital Purchase Program. On March 27, 2009, the Company became a participant in TARP by participating in the CPP. The Company's participation ended on August 10, 2012, when the Preferred Shares issued under the CPP were sold at auction by the U.S. Treasury to private investors.  As a result of its participation in the CPP, the Company and certain of its employees were subject to compensation-related limitations and restrictions during the period from March 27, 2009 through August 10, 2012 (the "Participation Period").
The CPP compensation limitations and restrictions applicable during the Participation Period included the following:
●
Except in limited circumstances, the Company's five most highly compensated employees (as determined on an annual basis) were prohibited from receiving cash bonus payments during the Participation Period or with respect to performance during the Participation Period. Messrs. Enloe and Wells were subject to this limitation during 2012.

●
Except in limited circumstances, the Company's NEOs and its next five most highly compensated employees (as determined on an annual basis) were prohibited during the Participation Period from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change in control.

●
The Company's NEOs and next 20 most highly compensated employees were subject to a "clawback" of incentive compensation if that compensation was based on materially inaccurate financial statements or performance metrics. Further, no one in this group of employees could receive any tax gross-up payment during the Participation Period.

●	The Company was limited to an annual tax deduction of $500,000 with respect to the compensation paid to each of its NEOs.

In connection with the CPP transaction, the Company obtained waivers from its NEOs and five most highly compensated employees waiving claims against the U.S. Treasury or the Company for changes to the individual's compensation or benefits in order to comply with the CPP rules. The Company also obtained omnibus compensation amendments from its NEOs and five most highly compensated employees modifying the terms of the employment agreements with Messrs. Enloe and Wells and the general terms and arrangements, policies and agreements with the remaining employees with respect to such compensation prohibited by the CPP rules during the Participation Period. As a consequence of such modifications to the employment agreements with Messrs. Enloe and Wells, the non-compete provisions of their employment agreements were removed during the Participation Period. Following the end of the Participation Period, the non-compete and other provisions were automatically reinstated.
As a result of its participation in the CPP, the primary methods remaining for compensating the employees covered by the CPP rules were limited to cash salary, salary stock and, on a limited basis, long-term restricted shares compliant with the CPP rules. The Compensation Committee made significant efforts in 2012 to determine how best to continue to meet the objectives of the Company's compensation program within the context of these limitations, specifically the ability to attract and retain key employees.
Additional Regulatory Considerations. In addition to the effect the CPP executive compensation limitations and restrictions had on the Company, as a publicly-traded financial institution, the Company must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better-than-average performance. While the regulatory focus on risk assessments has been heightened over the last several years, the incorporation of general concepts of risk assessment in the Company's compensation decisions is not a recent development.
Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness (the "Safety and Soundness Standards"), the FDIC has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or non-cash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution's overall financial condition.
In addition to the Safety and Soundness Standards, the Compensation Committee must also take into account the joint agency Guidance on Sound Incentive Compensation Policies (the "Guidance"). Various financial institution regulatory agencies worked together to issue the Guidance, which is intended to serve as a complement to the Safety and Soundness Standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions. The Guidance is narrower in scope than the Safety and Soundness Standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to an institution. With respect to such individuals, the Guidance is intended to focus an institution's attention on balanced risk-taking incentives, compatibility of incentives with effective controls and risk management, and a focus on general principles of strong corporate governance in establishing, reviewing and maintaining incentive compensation programs.
The Compensation Committee, with the assistance of its advisors and the Company management, continues to monitor the status of compensation-related rules and regulations expected to be finalized or issued under the Dodd-Frank Act.  While the Compensation Committee believes its own risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations when finalized or issued. The Compensation Committee does note, however, that the proposed risk assessment rules issued under the Dodd-Frank Act nearly mirror the Safety and Soundness Standards and the framework of the Guidance. As such, the Compensation Committee already adheres, in many respects, to the proposed rules and regulations under the Dodd-Frank Act.
Finally, in addition to the foregoing, as a publicly-traded corporation, the Company is also subject to the SEC's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the company.
The Compensation Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for the NEOs. In this regard, the Compensation Committee has regularly revisited the components of the frameworks set forth in the Safety and Soundness Standards and the Guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into the Company's compensation programs for its NEOs. The Compensation Committee believes the Company has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reported earnings in an effort to enhance his or her compensation.
Compensation Components. The Company's compensation program includes the following elements which are available to all eligible employees: base salary, profit sharing program, ESOP, discretionary performance bonuses, and benefits which include health insurance, life and disability insurance, flexible spending accounts, leave (vacation, sick and sabbatical), leave incentives, 401(k) plan, health club memberships, education assistance, and product and service discounts. The Company does not contribute to, or match contributions to, any employee's 401(k) plan account. The Company pays commissions in limited circumstances. The Company's managers may award performance bonuses to select employees for extraordinary efforts. The Company also pays a portion of the premiums for certain insurance plans and makes available other plans at the employees' expense. In addition, the Company has stock incentive and deferred income plans for employees designated by the Board. The Company recognizes and celebrates each employee's employment anniversary with the grant of additional vacation hours at each such anniversary, pins at 1, 3, 5, 10, 20, 25 and 30 years of service, four-week paid sabbaticals for every 10 years of employment and special awards every five years beginning with an employee's 20th anniversary.
The Company's NEO compensation historically has consisted of base salary, benefits, profit sharing, ESOP contributions, ESOP top-heavy cash payments for salaries in excess of plan caps, discretionary performance bonuses and discretionary stock incentives. NEOs have generally been eligible to participate in all benefits on an equal basis with all other employees.

Base Salary. The Company's base salary program is designed to provide a competitive base salary to management and other employees. The salary levels of all employees, including the NEOs, are set to reflect the duties and levels of responsibilities inherent in the position, the competitive conditions in the banking business in the Company's market area and the value received by the Company from that employee. Comparative salaries paid by peer financial institutions and market salaries are considered in establishing the salaries for NEOs. The base salaries of the NEOs are reviewed annually, taking into account the competitive level of pay as reflected in the data utilized. In setting base salaries, a number of factors relating to the individual, including the individual's performance, historic salary levels, job responsibilities, level of expertise, ability and knowledge of position and complexity of the Company's operations are also considered. These factors are considered in the aggregate and none of the factors are accorded a specific weight. See "Executive Compensation –Summary Compensation Table" below for base salaries paid to the NEOs during 2013 and 2012. The salary for Mr. Enloe was set annually by the Board, based on the recommendations of the Compensation Committee. Mr. Enloe set the salaries for Messrs. Wells and Bartholomew in 2012 and the Board set the salaries for Messrs. Wells and Bartholomew in 2013.
The Board determined at its January 24, 2012 meeting to provide an increase in Mr. Enloe's salary to $400,000 (4.23% increase) and Mr. Wells' salary was increased to $276,385 (5% increase). In January 2012, Mr. Enloe approved a salary increase for Mr. Bartholomew for 2012 to $177,625 (5% increase). On January 11, 2013, the Board increased Mr. Wells' salary to $326,000 (18% increase), effective January 1, 2013, based upon his performance and the anticipated increase in responsibilities to be imposed upon him following Mr. Enloe's announced resignation. On January 25, 2013, Mr. Bartholomew's salary was increased to $186,506 (5% increase), effective January 1, 2013, based upon his performance in 2012.  The Board increased Mr. Wells' salary to $332,500 (2% increase) for 2014.  On March 21, 2014, Mr. Bartholomew's salary was increased to $190,240 (2% increase), effective January 1, 2014 based upon his performance in 2013. Mr. Gulas began as Chief Executive Officer and President of Trinity and Chief Executive Officer of LANB on May 29, 2014 with a salary of $400,000.

Short-Term Incentives.

Performance Bonuses. The Company does not employ a bonus plan but rather provides for discretionary bonuses to its NEOs and other key employees based upon the efforts and results for each year, as measured in light of the goals, objectives, challenges and opportunities for the given year. In January 2013, the Board granted a $12,500 bonus to Mr. Bartholomew to recognize his efforts during 2012 to complete the Company's financial restatements. No other NEOs were granted performance bonuses for 2012.  No performance bonuses were paid to NEOs in 2013; however, Messrs. Wells and Bartholomew each received an anniversary gift valued at $2,500 during 2013.

Profit Sharing Program. The Company makes annual profit sharing payments to employees, based upon the Company's performance and profitability. The Company provides for the profit sharing program on the belief that sharing corporate profits is an effective motivating technique for employees. The Company believes that sharing profits leads to employees who are more conscientious in reducing costs and increasing income and efficiency, and aligning employee interests with those of the Company's stockholders. All eligible employees participate, on a proportional basis, in the Company's profit sharing program; however, the program is not part of a tax-qualified retirement plan. All eligible employees have received the same percentage of their eligible compensation, consisting primarily of their base salaries, through the program. Full time employees become eligible for profit sharing participation the year following the completion of 18 months of service. The Company's payments under the profit sharing program are based upon the recommendation of the Compensation Committee and determined by the full Board based upon the performance and profitability of the Company and is entirely discretionary. In light of the discovery in 2012 that restatements of the financials were necessary and as no dividends were paid to the Company's stockholders, the Compensation Committee and the Board determined that no payments would be made under the profit sharing program for either 2012 or 2013.

Employee Stock Ownership Plan. The Company contributes to its employee stock ownership plan (ESOP) based on its belief that employee/owners act differently than employees who do not have a personal stake in their company. The Company contributes to the ESOP to enhance its culture of ownership and to provide a retirement saving opportunity for its employees. The ESOP is fully funded by the discretionary contributions of the Company and participants cannot invest their own funds in the plan. The ESOP is the largest stockholder, giving the Company's employees and stockholders the common interest of enhancing the value of the Company's stock. All eligible hourly and salaried employees participate, on a proportional basis, in the Company's ESOP. Full-time employees become eligible for ESOP participation the year following the completion of 1,000 hours of service. An employee's ownership of his or her ESOP account currently vests incrementally over a period of six years. The Company's contribution to the ESOP is recommended by the Compensation Committee and determined by the full Board based on the profitability of the Company and is entirely discretionary. In light of the discovery in 2012 that restatements of the financials were necessary and as no dividends were paid to the Company's stockholders, the Compensation Committee and the Board determined that no contributions would be made to the ESOP for either 2013 or 2012.
Long-Term Equity Incentive Compensation Program. The Compensation Committee, from time to time, includes grants of long-term equity compensation awards as part of the annual compensation provided to the NEOs. In the past, the Company has provided long-term equity incentives in the form of nonqualified stock options ("NQSOs"), stock appreciation rights ("SARs") and RSUs. The Company typically grants stock incentives to key employees, including its NEOs, as motivation to enhance the appreciation of the Company's stock price and returns and to reward their efforts through the long-term appreciation of the Company's stock price and to strengthen retention of key employees and NEOs. The full benefit of the NQSOs and SARs are only realized upon the appreciation of the Company's stock price, providing an incentive for participants to create value for the Company's stockholders by delivering consistent and sustainable returns and equity in the Company. RSUs provide benefit to the grantee upon vesting through an increased ownership of the Company's stock, with additional benefit during the vesting period through appreciation of the stock price and through entitlement to dividend equivalents.
Under the CPP rules and regulations, the Company was prohibited from granting equity compensation awards to NEOs unless such awards were made in the form of "long-term restricted stock" that complied with various requirements specified in the regulations through which the recipient would receive stock or equivalent stock units that would then have certain vesting and retention requirements.
While grants of equity incentives have a minimal dilutive effect on the interests of existing stockholders, the Committee and the Board believe that aligning the senior leaders' personal long-term interests with those of the stockholders outweighs this effect. In deciding to award stock incentives, the Compensation Committee considers a number of factors, including the number of awards outstanding or previously granted and the aggregate size and value of current awards.
Trinity Capital Corporation 2005 Stock Incentive Plan ("2005 Plan"). The following is a brief description of the material terms of the amended and restated 2005 Plan, which became effective January 24, 2012. The following summary is qualified in its entirety by reference to the full amended and restated Plan which may be found as Exhibit 10.6 to the Company's Form 10-K filed on March 15, 2012.

·A maximum of 500,000 shares of the Company's common stock are reserved for issuance. A maximum of 100,000 options and SARs may be granted to an individual during any calendar year. Shares delivered will be authorized but unissued shares of the Company common stock, treasury shares or shares purchased in the open market or otherwise.

·In the event of recapitalizations, reclassifications or other specified events affecting the Company or shares of the Company's common stock, appropriate and equitable adjustments will be made to the number and kind of shares of the Company's common stock available for grant, as well as to other maximum limitations under the 2005 Plan, and the number and kind of shares of the Company common stock or other rights and prices under outstanding awards.

·The 2005 Plan is an "omnibus" stock plan that permits the Compensation Committee to utilize various types of equity-based awards.

·The exercise price of any stock option granted may not be less than the fair value of the Company's common stock on the date the option is granted. The option price is payable in cash, shares of the Company's common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee.

·The 2005 Plan does not permit the repricing of options or SARs without the approval of stockholders or the granting of discounted options.

·The 2005 Plan was approved by stockholders at the 2005 Annual Stockholder Meeting and expires on May 26, 2015, unless terminated earlier by the Board or the Compensation Committee. The Board or the Compensation Committee may at any time and from time to time, and in any respect, amend or modify the 2005 Plan. The Board seeks the approval of any amendment or modification by the Company's stockholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or another exchange or securities market or for any other purpose.

1998 Stock Option Plan for Trinity Capital Corporation ("1998 Plan"). Awards granted prior to January 1, 2005 were issued under the 1998 Plan. This Plan can be found as Exhibit 10.4 to the Company's Form 10 filed on April 30, 2003. The Company no longer grants awards under the 1998 Plan. Stock Options to purchase 42,000 shares of the Company common stock issued under the 1998 Plan were outstanding as of December 31, 2013.

Trinity Capital Corporation 2015 Long-Term Incentive Plan ("2015 Plan").  Our Board of Directors has adopted the 2015 Plan, subject to stockholder approval, which, if so approved, would replace the 2005 Plan. We are recommending that our stockholders approve the 2015 Plan because we believe the design of the plan, and the number of shares to be authorized for issuance, are consistent with the interests of our shareholders and good corporate governance practices. A summary of the material provisions of the 2015 Plan is set forth below under "Item V - Approval of 2015 Long-Term Incentive Plan," and a copy of the plan is set forth as Appendix A to this Proxy Statement. Upon approval of the 2015 Plan by our stockholders, no new awards shall be made under the 2005 Plan

Equity Awards. In early 2012, Mr. Enloe made recommendations to the Board with regard to the amount and type of stock awards for all employees other than himself. These recommendations were considered by the Compensation Committee which, in turn, provided its own recommendations for approval by the full Board, including the recommendation for awards to Mr. Enloe.  The Committee delegates administration of the awards to management. The Company does not have a program, plan or practice to time equity award grants to its executives in coordination with the release of material nonpublic information nor does the Company time the release of material non-public information for the purpose of affecting the values of executive compensation. The Company has not repriced any compensation awards, including stock options or SARs, nor has it made any material modifications to its stock incentive plans or awards, other than the reduction of the RSUs to the NEOs as described below. The Company typically determines grants of stock incentives near the end of each year and announces those awards as soon as practicable following the grant.

The Company's stock incentive awards generally have been priced at or above the fair value of the Company's stock based on the last reported sale price as of the date of grant, which is also the date of approval. The Company has awarded all stock options and SARs based on the last reported market price of the Company's stock on the award grant date. The Company will in the future price all options and other equity awards at or above market price as of the actual grant date.

In January 2012, the Company awarded RSUs to its NEOs and key personnel based upon the initially indicated financial and individual performance in 2011. The Company shifted to the use of RSUs due to the restrictions imposed by the CPP. The RSU awardees received one share of the Company's common stock for each unit granted upon the lapse of the restrictions. During the restriction periods, the awardees receive cash in lieu of the dividends paid on the Company's common stock but were not entitled to any voting rights until the awards were settled and shares were distributed under the awards. Under the terms of the RSUs granted on January 24, 2012, for grantees not subject to the CPP limitations, the restrictions lapsed on the second anniversary of the grant date, January 24, 2014. For grantees subject to the CPP limitations, the restrictions for 25% of the RSUs were originally specified to lapse upon the latter of the second anniversary of the grant date, January 24, 2014, and the date 25% of the amounts received under the CPP were repaid; the restrictions for an additional 25% of the RSUs were to lapse upon the latter of January 24, 2014 and the date 50% of the amounts received under the CPP were repaid; the restrictions for an additional 25% of the RSUs were to lapse upon the latter of January 24, 2014 and the date 75% of the amounts received under the CPP were repaid; and the restrictions for an additional 25% of the RSUs were to lapse upon the latter of January 24, 2014 and the date 100% of the amounts received under the CPP were repaid.
In connection with the auction conducted by the U.S. Treasury of the Preferred Shares issued pursuant to the CPP to private investors, the restrictions for grantees subject to the CPP limitations were modified to provide for the restriction periods to lapse on 100% of the RSUs on the second anniversary of grant, January 24, 2014. Additionally, due to the discounted sale price set through the U.S. Treasury's auction process, the awards for the top five most highly compensated employees were reduced by 25%.
In January 2012, Mr. Enloe received an award of 2,353 RSUs, Mr. Wells received 1,177 RSUs and Mr. Bartholomew received 588 RSUs for performance in 2011.  The Awards were reduced by 25% to 1,764 RSUs, 882 RSUs and 441 RSUs for Messrs. Enloe, Wells and Bartholomew, respectively. Mr. Enloe's termination of employment prior to the vesting of the RSUs resulted in the forfeiture of his RSUs without consideration. On January 24, 2014, all RSUs outstanding vested and stock was issued to the grantees on February 24, 2014.  A total of 3,323 shares were issued based upon these grants.
No equity awards were granted to the Company's NEOs in 2013.   The Board determined that based upon the restatement and the uncertainly regarding the financial state of the Company, no equity awards would be granted in 2013. As noted above, Mr. Gulas was granted RSUs upon his hiring to ensure his alignment with the interests of our stockholders.
On June 3, 2014, the Board granted 11,765 RSUs to Mr. Gulas in accordance with the terms of the employment agreement between the Company, LANB and Mr. Gulas.  These RSUs granted to Mr. Gulas entitle him to one share of the Company's common stock for each unit granted upon the lapse of the restrictions. During the restriction periods, Mr. Gulas will receive cash in lieu of the dividends paid on the Company's common stock but will not be entitled to any voting rights until the awards are settled and shares are distributed under the awards. Under the terms of the RSUs granted to Mr. Gulas, the restrictions will lapse on the second anniversary of the grant date, June 3, 2016.
It is anticipated that following approval of the 2015 Plan, that the Company may migrate to making equity awards to its NEO's that are market comparable and not necessarily consistent with the Company's grant practices over the last several years.
Tax and Accounting Considerations. In consultation with advisors, the tax and accounting treatment of each of the Company's compensation programs is evaluated at the time of adoption and, as necessary, with changes in tax or other applicable rules or conditions making such a review prudent to ensure we understand the financial impact of each program on the Company and the value of the benefit provided to the Company's officers and employees.
Code Section 162(m) generally limits LANB's Federal income tax deduction for certain executive compensation in excess of $1 million paid to the Chief Executive Officer and the three highest compensated officers (other than the Chief Financial Officer) serving at the end of the year. The $1 million deduction limit does not apply, however, to "performance-based compensation," as that term is defined in Code Section 162(m). The Compensation Committee recognizes the possibility that if the amounts of the base salary of a covered officer, and other compensation that is not "performance-based compensation," exceeds $1 million it may not be fully deductible for Federal income tax purposes. The Compensation Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of payment should be modified as to preserve any deduction otherwise available. In 2013, the limitation on deductibility of compensation to the Company's officers did not affect the Company's compensation practices nor did the Company pay any officers an amount in excess of the applicable deductibility limit.
Stock Ownership Requirements. The Company has not adopted stock ownership requirements for the NEOs or directors apart from the requirements of the bank regulators under 12 U.S.C. Section 72, which require directors to own a minimum of $1,000 in the Company's stock. Each of the Company's directors satisfies this requirement. As a practical matter, the NEOs and directors hold significant interests in the Company's stock, which they have accumulated primarily through individual purchases and, for NEOs, through the exercise of stock incentive awards.  See "Security Ownership of Certain Beneficial Owners, Directors and Management" in this Proxy Statement.
New CEO Employment Agreement. On June 3, 2014, the Company and LANB entered into a two-year employment agreement with John S. Gulas, Chief Executive Officer and President of Trinity and Chief Executive Officer of LANB. The agreement will extend automatically each year for additional one-year periods beginning on the first anniversary of its effective date, unless either party chooses not to extend the term. Mr. Gulas' initial annual base salary under the agreement will be $400,000, and he will participate in the benefit plans currently available to Bank employees and be entitled to certain additional benefits including a monthly automobile allowance and reimbursement of certain moving expenses. Upon appointment, Mr. Gulas was also granted 11,765 RSUs under the 2005 Trinity Company Capital Corporation Stock Incentive Plan. These RSUs have a two-year vesting period. The key provisions of Mr. Gulas' employment agreement are qualified in their entirety by reference to the full employment agreement (which may be found as Exhibit 10.1 to the Company's Form 8-K filed on June 9, 2014).
Under his employment agreement, Mr. Gulas is entitled to a severance payment equal to 12 months of base salary in the event of an involuntary termination in connection with a change in control or a voluntary termination within 30 days following a change in control. All severance payments due to Mr. Gulas under his agreement are contingent upon his execution of a general release of claims against Trinity and LANB. All payments due to Mr. Gulas under the agreement will be limited in order to avoid application of an excise tax under Internal Revenue Code Section 280G. Mr. Gulas' employment agreement also contains non-competition, non-solicitation, non-disparagement and confidentiality provisions, and equitable enforcement provisions.

Compensation Clawbacks. Upon completion of the restatement of financial data described in Trinity's Annual Report on Form 10-K for the year-ended December 31, 2013, the Company will determine if any compensation clawbacks are required under the CPP rules and all other applicable laws.  The clawbacks will include all persons subject to clawback requirements who received incentive compensation based upon the Company's performance during 2012, 2011 and 2010.

EXECUTIVE COMPENSATION
Summary Compensation Table. During 2013, the Company had three NEOs: William C. Enloe, Chief Executive Officer and President of Trinity, Chief Executive Officer and Chairman of LANB and Chief Executive Officer and Chairman of Title Guaranty; Steve W. Wells, Secretary of Trinity and President and Chief Administrative Officer of LANB; and Daniel R. Bartholomew, Chief Financial Officer of Trinity and LANB. The following table contains the summary of compensation paid to the NEOs in 2011, 2012 and 2013, as each of the listed individuals was also an NEO in each of those years. The NEOs generally are compensated by LANB.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	All Other Compensation (3)	Total
		($)	($)	($)	($)	($)
William C. Enloe, Chief Executive Officer of Trinity	2013	46,154 (4)	-	-	-	46,154
	2012	397,815	-	30,000 (5)	2,239	430,054
	2011	392,921	-	-	4,833	397,799
Steve W. Wells, President of LANB	2013	325,046	2,489	-	-	327,535
	2012	276,385	-	15,000	2,239	293,624
	2011	263,223	-	-	3,705	266,972
Daniel R. Bartholomew, Chief Financial Officer of Trinity	2013	186,335	14,844	-	-	201,179
	2012	177,625	-	7,500	1,554	186,679
	2011	163,804	-	-	1,755	165,610

(1)
Mr. Wells' bonus consisted of a gift celebrating his 25th anniversary at LANB. Mr. Bartholomew's bonus consisted of a discretionary performance bonus of $12,500 and a gift valued at $2,500 celebrating his 25th anniversary at LANB.

(2)
Amounts reported in this column reflect the aggregate grant date fair value of RSUs, computed in accordance with ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 14 to Trinity's Annual Report on Form 10-K for the year-ended December 31, 2013.

(3)	Reflects Company contributions to the ESOP, insurance premiums and perquisites.
(4)	Mr. Enloe resigned from employment effective February 1, 2013.
(5)	Mr. Enloe forfeited all of the RSUs granted to him in 2012, without consideration, upon his resignation on February 1, 2013.

Grants of Plan-Based Awards. There were no grants of plan-based awards to the Company's NEOs in 2013. The following table sets forth information regarding each grant of an award made to an NEO in 2012 under any Company plan.
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1) (#)	Grant Date Fair Value of Stock and Option Awards (2) ($)
William C. Enloe	January 24, 2012	2,353 (3)	30,000
Steve W. Wells	January 24, 2012	1,177	15,000
Daniel R. Bartholomew	January 24, 2012	588	7,500

(1)
In connection with the U.S. Treasury auction of the CPP Preferred Shares on August 10, 2012, the number of RSUs awarded to Messrs. Enloe, Wells and Bartholomew was reduced by 25% to 1,764, 882 and 441, respectively.

(2)	The last reported sale price of the Company's common stock on the January 24, 2012 grant date of the stock awards reflected in this column was $12.75.
(3)	Mr. Enloe forfeited all of the RSUs granted to him, without consideration, upon his resignation on February 1, 2013.

The original terms of the RSU grants in the table above provided that the restrictions for 25% of the RSUs would lapse upon the later of the second anniversary of the grant date, January 24, 2014, and the date 25% of the amounts received under the CPP were repaid; the restrictions for an additional 25% of the RSUs would lapse upon the later of January 24, 2014 and the date 50% of the amounts received under the CPP were repaid; the restrictions for an additional 25% of the RSUs would lapse upon the later of January 24, 2014 and the date 75% of the amounts received under the CPP were repaid; and the restrictions for an additional 25% of the RSUs would lapse upon the later of January 24, 2014 and the date 100% of the amounts received under the CPP were repaid, in each case subject to the respective NEO's continued employment. In connection with the auction conducted by the U.S. Treasury of the Preferred Shares issued pursuant to the CPP to private investors, the restriction periods were scheduled to lapse on 75% of the RSUs on the second anniversary of grant, January 24, 2014, subject to the respective NEO's continued employment. The remaining 25% of the RSUs awarded to the NEOs were required to be forfeited based upon the sales price of the CPP Securities sold at auction. The restriction periods would also lapse on 100% of the RSUs upon a change in control of the Company or upon the holder's termination of service due to death or disability. The remaining RSUs granted to Messrs. Wells and Bartholomew vested on January 24, 2014 and common stock of the Company was issued in settlement of these awards on February 24, 2014.
Outstanding Equity Awards as of 2013 Year-End. The following table provides information as of December 31, 2013 regarding outstanding equity awards held by the NEOs.
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Fair Value of Shares or Units of Stock That Have Not Vested (2) ($)
William C. Enloe (3)	-	-	-	-	-	-
Steve W. Wells	14,000	-	30.50	August 15, 2015	882	4,410
Daniel R. Bartholomew	7,000	-	30.50	December 16, 2014	441	2,205

(1)	All awards reflected in this column vested 100% on the second anniversary of grant, January 24, 2014.
(2)	The fair value is based upon the last reported sale price of the Company common stock on December 31, 2013 of $5.00 per share.
(3)
Mr. Enloe forfeited all of his outstanding unvested equity awards, which consisted of the RSUs granted on January 24, 2012, without consideration, upon his resignation on February 1, 2013. Mr. Enloe's outstanding vested equity awards, which consisted of Non-Qualified Stock Options, terminated ninety days following the termination of his employment.

Employment Agreements. During 2013, the Company had in place employment agreements with Messrs. Enloe and Wells. The Company entered into these agreements to provide certainty in the relationships between the Company and these two key employees in relation to their positions, as well as to establish non-compete and non-solicitation agreements and change in control provisions. The key provisions of these agreements are summarized immediately below and in the "Potential Payments upon Termination or Change in Control" section below. These summaries are qualified in their entirety by reference to the full employment agreements (which agreements may be found as Exhibits 10.11 and 10.12 to the Company's Form 10-K filed on March 16, 2007), as amended on March 13, 2008 (which amendments may be found as Exhibits 10.11 and 10.12 to the Company's Form 10-K filed on March 17, 2008), as further amended by an omnibus compensation amendment on March 24, 2009 (which amendment may be found as Exhibit 10.3 to the Company's Form 8-K filed on March 27, 2009), and as further amended on December 31, 2012 (which amendments may be found as Exhibits 10.13 and 10.14 hereto). Mr. Enloe's employment agreement was terminated on February 1, 2013 upon receipt of his resignation.

The Company's employment agreements contain non-competition, non-solicitation, non-disparagement and confidentiality provisions, equitable enforcement provisions, and dispute resolution provisions. The employment agreements also require the executive to provide 60 days' notice of intent to terminate employment voluntarily. These provisions were consideration to induce the Company to enter into the agreements and, thus, any benefit conferred by the employment agreements is conditioned on the honoring of these terms by the executive. The Company's employment agreements with Messrs. Enloe and Wells further precondition the receipt of any severance pay or other benefits upon the executive remaining available for consultation for a 12-month period following termination (not to exceed 100 hours in the aggregate) and the release of any employment-related claims.
The employment agreements also include a provision that requires the adjustment or recovery of awards or payments upon restatement or other adjustment of relevant company financial statements or performance metrics. Thus, to the extent that such adjustment or recovery is required under applicable securities law, the CPP rules or other law, the Company's employment agreements provide that the executive will make restitution.

As described above in the CD&A, Trinity and LANB also entered into an employment agreement with John S. Gulas, Chief Executive Officer and President of Trinity and Chief Executive Officer of LANB, on June 3, 2014.

Potential Payments upon Termination or Change in Control. LANB is deemed to be in "troubled condition" by virtue of the regulatory enforcement actions, and as a result, we are required to comply with certain restrictions on severance payments under the applicable rules and may have been prohibited from making some or all of the payments reflected in the table below in connection with an employment termination as of December 31, 2013. However, the table below sets forth the estimated amount of incremental compensation payable to each of the NEOs upon different employment termination and change in control scenarios as though the troubled condition rules did not apply. The amounts shown assume the hypothetical payment event was effective as of December 31, 2013, and that the price of the Company's common stock was the closing price of $5.00 on December 31, 2013 (the last trading day of the year).
Mr. Enloe did not receive any severance-related payments or benefits from the Company or LANB upon his resignation in early 2013. Additionally, Mr. Enloe forfeited all of his outstanding equity awards without consideration in connection with his resignation.

Potential Payment Event	William C. Enloe	Steve W. Wells	Daniel R. Bartholomew
Voluntary Termination (including Retirement)	None	None	None
Termination without Cause (no Change in Control)	None (1)	$326,000 (2)	None (3)
Termination for Cause (no Change in Control)	None	None	None
Involuntary Termination following Change in Control	None (4)	$326,000 (5)	None (3)
Termination Due to Death or Disability	None (6)	$4,410 (6)	$2,205 (6)
Change in Control (no Termination)	None (7)	$4,410 (7)	$2,205 (7)

(1)	Under his employment agreement, which terminated effective February 1, 2013 upon Mr. Enloe's resignation from employment, Mr. Enloe would have been entitled to a lump sum payment equal to his annual base salary in the event of a termination of his employment by the Company without cause where no change in control had occurred.
(2)	Under his employment agreement, Mr. Wells would be entitled to a lump sum payment equal to his annual base salary in the event of a termination of his employment by the Company without cause where no change in control had occurred.
(3)	Mr. Bartholomew did not have an employment agreement with the Company.
(4)	Under his employment agreement, which terminated effective February 1, 2013 upon Mr. Enloe's resignation from employment, Mr. Enloe would have been entitled to a lump sum payment equal to 18 months of his annual base salary in the event of a termination of his employment (a) by the Company without cause within 12 months following a change in control of the Company, (b) by him due to a detrimental change in his duties within 24 months following a change in control of the Company, or (c) due to non-renewal of his employment agreement by the Company within six months prior to a change in control of the Company.
(5)	Under his employment agreement, Mr. Wells would be entitled to a lump sum payment equal to 12 months of his annual base salary in the event of a termination of his employment (a) by the Company without cause within 12 months following a change in control of the Company, (b) by him due to a detrimental change in his duties within 24 months following a change in control of the Company, or (c) due to non-renewal of his employment agreement by the Company within six months prior to a change in control of the Company.
(6)	Outstanding RSUs awarded to the NEOs under the 2005 Plan would vest 100% upon the respective NEO's termination of employment due to death or disability.
(7)	Outstanding RSUs awarded to the NEOs under the 2005 Plan would vest 100% upon a change in control of the Company.

The applicable post-employment and change in control benefits provided by the Company to its NEOs are disclosed in the table above and the accompanying footnotes. As described in such footnotes, any benefits due to Messrs. Enloe and Wells would be due pursuant to the terms of their respective employment agreements and the 2005 Plan. Mr. Bartholomew did not have an employment agreement with the Company therefore any benefits due to him would be pursuant to the terms of the 2005 Plan. Mr. Bartholomew did not receive any severance upon the termination of his employment in September 2014.  Mr. Bartholomew does retain the ability to exercise Non-Qualified Stock Options issued under the 2005 Plan, which expire on December 16, 2014.

All change in control payments due to Messrs. Enloe and Wells would have been subject to a limitation in order to avoid the loss of a corporate deduction or the application of an excise tax under Internal Revenue Code Sections 280G and 4999, respectively.

Director Compensation.  The Company's Board consisted of between seven and nine members in 2013. As noted above, Stanley D. Primak resigned his positions as director of the Company and LANB on January 28, 2013. Also as noted above, William C. Enloe resigned his positions as Chief Executive Officer, President and director of Trinity and Chief Executive Officer and director of LANB on February 1, 2013.  James E. Goodwin joined LANB Board on July 18, 2013 and the Trinity Board on October 18, 2013.

Lewis A. Muir served as Director Emeritus until his resignation on September 27, 2013.

The Company provides compensation to non-employee directors based on the service they provide to the Company. The Company's employee directors, William C. Enloe and Steve W. Wells, and the Company's Director Emeritus, Lewis A. Muir, were provided no compensation for their service as directors during 2013. The Company's employee directors were compensated for their positions within the Company during 2013 as described above.

The following table sets forth compensation provided to each of the non-employee directors of the Company and includes compensation for their services as directors of LANB in 2013.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation (1) ($)	Total ($)
James E. Goodwin, Jr.	12,000	877	12,877
Jeffrey F. Howell	29,000	2,121	31,121
Deborah U. Johnson	24,000	1,755	25,755
Jerry Kindsfather	30,000	2,194	32,194
Arthur B. Montoya, Jr.	24,000	1,755	25,755
Stanley D. Primak	2,000	146	2,146
Charles A. Slocomb	24,000	1,755	25,755
Robert P. Worcester	24,000	1,755	25,755
Lewis A. Muir	-	-	-

(1)	All Other Compensation consists of tax gross-ups. The Company does not provide for the payment of any tax gross-ups to its NEOs.

The Company's entire Board routinely reviews and determines compensation for non-employee directors. As a starting point for its review, the Compensation Committee uses director compensation from the peer group compensation data prepared by the Company's management and the results of McLagan's survey of regional and community banks. The Board modified the fees paid to non-employee members, effective March 1, 2012, as presented in the table below. Each non-employee member of the Board receives a monthly retainer for his or her service to Trinity and LANB as presented in the following table.

Board or Committee	2013 Fee Schedule ($)	2012 Fee Schedule (1) ($)
Trinity Board of Directors	500	500
Bank Board of Directors	1,500	1,500
Title Guaranty Board of Directors	-	-
Trinity Chair of the Board of Directors	500	500
Trinity Vice-Chair of the Board of Directors (2)	-	-
LANB Compliance Committee (3)	-	500
Trinity and Bank Audit Committee Chairman	500	500

(1)	The 2012 Fee Schedule became effective on March 1, 2012.
(2)	The Company eliminated the position of Vice-Chair of the Board effective July 1, 2011 and reinstituted the position effective February 27, 2013 as an unpaid position.
(3)	The Compliance Committee was disbanded in March 2012. The Compliance Committee was re-established in November 2012 without the payment of additional compensation to the members.

Compensation Committee Interlocks and Insider Participation. During 2013, no executive officer of the Company served as: a member of a compensation committee (or other board committee performing equivalent functions, or in the absence of such committee the entire Board of Directors) of another entity whose executive officers served on the Compensation Committee; a director of another entity whose executive officers served on the Compensation Committee; or a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire Board of Directors) of another entity whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries in 2013, was formerly an officer or employee of the Company or any of its subsidiaries, or had any relationship requiring disclosure under "Certain Relationships and Related Transactions" in this Proxy Statement.

COMPENSATION COMMITTEE REPORT
The report of the Compensation Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee reviewed and discussed the CD&A with the Company's management. The Compensation Committee also reviewed its composition and concluded that all of the directors serving on the Compensation Committee are independent pursuant to the standards promulgated by NASDAQ. The Compensation Committee has met and held discussions with the Company's management regarding the fair and complete presentation of the Company's compensation practices, policies and plans.

In addition, the Compensation Committee certifies that at least once every six months during the eight-month period ending on August 10, 2012, during which time the Company was subject to the requirements of the Interim Final Rule issued June 15, 2009 by the U. S. Department of the Treasury (the "Interim Final Rule"), it conducted the following assessments (collectively, the "Risk Assessment"):
●
Reviewed with the Company's senior risk officer (the "SRO") the senior executive officers' ("SEOs") compensation arrangements and has made all reasonable efforts to ensure that such arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company;

●	Reviewed with the SRO the Company's employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

●
Reviewed with the SRO the Company's employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The certification above is being provided in accordance with the requirement of the Interim Final Rule.

In the course of conducting its Risk Assessment, the Compensation Committee considered the overall business and risk environment confronting the Company and how the NEO compensation plans and employee compensation plans serve to motivate employee behavior when operating within that environment. In particular, the Compensation Committee's Risk Assessment focused on the following compensation plans (NEOs may participate in all of the plans):
Base Salaries	Employee Stock Ownership Plan
Performance Bonuses	Stock Incentive Plan
Annual Bonuses	Employment Agreements
Profit Sharing	401(k) Plan

The Company does not maintain any compensation plans in which only NEOs participate. For purposes of this discussion, references to "NEO compensation plans" mean the portion of an employee plan in which the NEOs may participate.
With respect to the NEO compensation plans, the Compensation Committee believes that such plans do not encourage the NEOs to take unnecessary or excessive risks that could harm the value of the Company. The Compensation Committee believes this to be true because, as is more fully described in the CD&A, the Compensation Committee strives to provide a balanced aggregate compensation package to the NEOs that serves to incentivize the NEOs to manage the business of the Company in a way that will result in company-wide financial success and value growth for the Company's stockholders, subject to the limitations of the CPP rules and regulations without incentivizing undue risk.
The Compensation Committee believes it is appropriate for the NEOs to focus certain of their efforts on near-term goals that have importance to the Company; however, the Compensation Committee also acknowledges that near-term focus should not be to the detriment of a focus on the long-term health and success of the Company. In practice, providing base salary to any employee tends to provide the most immediate reward for job performance. The Compensation Committee engages in an annual process, as described in the CD&A, to set base salary. The Compensation Committee believes the Company's process for establishing base salary is relatively free from risk to the Company, as we do not typically make significant adjustments to base salary based on a single year's performance. The Compensation Committee believes it is appropriate to reward the NEOs' focus on near-term goals, when such goals correspond to the overall goals and direction set by the Company's Board. To reward the NEOs for such focus, the Committee may award, at its full discretion, cash bonuses to the Company's executives. In awarding cash bonuses through the Company's profit sharing program, we try to provide an adequate level of reward and future incentive for the achievement of corporate goals, while also ensuring that the amounts awarded are not such a substantial portion of the total compensation that they could promote behavior that would encourage unreasonable or excessive risks. In this way, we believe the awards under the Company's profit sharing program do not encourage the Company's executives to take unnecessary or excessive risks that could harm the value of the Company.
The other incentive compensation elements offered to the Company's NEOs, with the exception of perquisites, are intended to reward performance over the long-term or are intended to focus the NEOs' attention on the long-term performance of the Company. The Compensation Committee feels there is little, if any, risk associated with the Company's ESOP and 401(k) Plan as they are tax-qualified retirement plans that are subject to and maintained in accordance with the mandates of the Internal Revenue Code and the Employee Retirement Income Security Act. The Compensation Committee believes the Company's equity incentive plans help to tie the NEOs' interests more closely to those of the Company's stockholders by giving them an equity interest in the Company. As the RSUs granted in January 2012 and June 2014 include restrictions that will not lapse until at least two years from the date of grant, the Compensation Committee feels this equity interest in the Company promotes a longer term focus among the Company's executives on the financial success of the Company. Finally, while the Company has adopted a deferred compensation plan, it has not yet granted its use by any employee or NEO.
With respect to the employee compensation plans, the Risk Assessment resulted in a determination by the Compensation Committee that no changes were necessary to bring the plans into compliance with the Interim Final Rule. The Compensation Committee believes there exist adequate policies and procedures to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures do not incentivize employees to manipulate reporting earnings in an effort to enhance their compensation. The Interim Final Rule generally applied to the Company until the sale of the CPP securities was completed by the U.S. Department of the Treasury's auction which closed on August 10, 2012.
The Compensation Committee intends to continue, in accordance with its obligations under applicable rules and regulations of the federal banking regulators, to periodically review and assess the NEO compensation plans and employee compensation plans to ensure that the risk-taking behavior incentivized by such plans is kept to an appropriate level. The Compensation Committee will, as necessary, amend or discontinue any plan or revise any company policy or procedure to meet its obligations under applicable rules and regulations of the federal banking regulators.
Based on review and discussions, the Compensation Committee determined that the risk management oversight and the internal controls embedded within the organization, the discretionary nature of most compensation plans or a combination of these features, are key features that serve to ensure that the compensation plans do not encourage undesirable risk-taking activities or the manipulation of earnings. The Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Compensation Committee:
Robert P. Worcester (Chair)
Jeffrey Howell	Jerry Kindsfather
James E. Goodwin, Jr.	Charles A. Slocomb

ITEM III: APPROVAL OF A NON-BINDING ADVISORY RESOLUTION APPROVING
THE COMPENSATION OF TRINITY'S NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as Trinity, to conduct a separate stockholder advisory vote to approve the compensation of certain executive officers, as disclosed pursuant to the SEC disclosure rules, commonly referred to as a "say-on-pay" vote.

In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our named executive officers.

The overall objectives of Trinity's compensation programs are to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the Executive Compensation section of this Proxy Statement, including the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2013. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Executive Compensation section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our named executive officers in fiscal 2013 reflects and supports these compensation policies and procedures.

Resolution to be Approved
The holders of a majority of the votes cast in person or by proxy at the Annual Meeting are asked to approve the following resolution:
"Resolved, that the stockholders approve the compensation of Trinity Capital Corporation's executives as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures contained in the Proxy Statement dated December 12, 2014."
Required Vote
The affirmative vote of the holders of a majority of the shares represented and voting in person or by proxy at the Annual Meeting is necessary to approve the non-binding, advisory resolution relating to Trinity's executive compensation policies and procedures.  Abstentions and Non-Votes have no effect on this proposal.  If, however, a stockholder submits a signed and dated proxy but has not voted on the non-binding, advisory resolution relating to Trinity's executive compensation policies and procedures by marking an appropriate box on the Proxy Form, such person's shares will be voted "For" the approval of the non-binding, advisory resolution relating to Trinity's executive compensation policies and procedures.  While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
Recommendation of the Board of Directors
The Board recommends a vote "FOR" the approval of the non-binding, advisory resolution relating to Trinity's executive compensation policies and procedures.

ITEM IV: APPROVAL OF A NON-BINDING ADVISORY RESOLUTION RELATING
TO THE FREQUENCY OF FUTURE STOCKHOLDER VOTES ON
THE COMPENSATION OF TRINITY'S NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder require SEC reporting companies, such as Trinity, to permit a separate stockholder vote on the frequency with which stockholders shall conduct an advisory say-on-pay vote on executive compensation, such as the proposal above. In accordance with these requirements, we are providing stockholders with an advisory vote on the frequency with which our stockholders will vote on a say-on-pay proposal.

The advisory vote on the frequency of say-on-pay votes is a nonbinding vote as to how often say-on-pay votes should occur: every year, every two years or every three years. In addition to those choices, stockholders may also abstain from voting. Section 14A of the Exchange Act requires us to hold an advisory vote on the frequency of say-on-pay votes at least once every six years.

After careful consideration, our Board recommends that future stockholder say-on-pay votes be conducted annually. The Board values and encourages constructive input from our stockholders regarding Trinity's compensation philosophy, policies and practices, and believes it is important that such policies and practices are aligned with the best interests of our stockholders. An annual say-on-pay vote will provide the Board and Compensation Committee with useful information on stockholder sentiment about these important matters on the most frequent and consistent basis.

Resolution to be Approved
Although the Board recommends a say-on-pay vote every year, stockholders are not voting to approve or disapprove the Board's recommendation.   Rather, the holders of a majority of the votes cast in person or by proxy at the Annual Meeting are asked to approve the following resolution:
"Resolved, that the stockholders of Trinity Capital Corporation determine, on an advisory basis, that the frequency with which the stockholders shall have an advisory vote on executive compensation set forth in the Company's Proxy Statement for its annual meeting of stockholders, beginning with the Annual Meeting of Stockholders held on January 22, 2015, is (i) every year, (ii) every two years, or (iii) every three years."
Required Vote
The choice which receives the highest number of votes will be deemed the choice of the stockholders.  Abstentions and Non-Votes have no effect on this proposal.  If, however, a stockholder submits a signed and dated Proxy Form or votes online but has not voted on the non-binding, advisory resolution relating to Trinity's executive compensation policies and procedures by marking an appropriate box on the Proxy Form, such person's shares will be voted for the "every year" frequency.  While this advisory vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our Compensation Committee or Board and may not be construed as overruling any decision by the Compensation Committee or the Board. However, the Compensation Committee will take into account the outcome of the vote when determining the frequency of future say-on-pay votes.
Recommendation of the Board of Directors
The Board recommends a vote "FOR" the "every year" frequency alternative.

ITEM V: APPROVAL OF 2015 LONG-TERM INCENTIVE PLAN
On November 20, 2014, based upon the recommendation of the Compensation Committee, our Board of Directors approved the Trinity Capital Corporation 2015 Long-Term Incentive Plan (which we refer to as the "2015 Plan"), subject to approval by the stockholders at our Annual Meeting of Stockholders. The 2015 Plan provides for an increase in the total number of shares currently authorized for stock awards by the Company. Our Compensation Committee and Board believe that adopting the 2015 Plan at this time is needed to ensure that a sufficient number of shares will be available for future awards. Without the additional shares, our Compensation Committee and Board believe that we will be impaired in our ability to use stock-based long-term incentives to continue to grow and to attract, motivate, and retain the most qualified key employees and directors.
In determining the number of shares of Trinity common stock to be authorized under the 2015 Plan, our Compensation Committee and Board of Directors considered our size, number of outstanding shares of Trinity common stock, and employee headcount, and the Committee and Board believe that a share reserve of 500,000 shares is appropriate. The Committee and the Board believe that this number of shares is likely to be sufficient to fund the stock-based incentive program of the combined companies for an extended period of years based on anticipated more normalized equity usage. Upon stockholder approval of the 2015 Plan, Trinity's 2005 Long-Term Incentive Plan will be frozen and no more awards will be granted under that plan, accordingly, approval of the 2015 Plan will have a very limited impact on potential stockholder dilution, as the current 484,912 shares available for issuance under the 2005 Plan will be frozen and not be available for new grants. No awards have been made or are contemplated to be made by the Board under the 2015 Plan prior to the Annual Meeting of Stockholders. Any such awards would be made contingent upon shareholder approval.
Important Considerations
We have adopted and are recommending that our stockholders approve the 2015 Plan because we believe the design of the plan and the number of shares reserved for issuance is consistent with the interests of our stockholders and good corporate governance practices. In approving the 2015 Plan, our Compensation Committee and Board engaged an independent compensation consultant to assist with establishing a proper share reserve for the 2015 Plan. In doing so, we considered the following:
·
Burn Rate; Longevity of Authorized Shares. Burn rate, which is a measure of the annual rate at which companies use (or burn) shares available for grant in their equity compensation plans, is an important factor for stockholders concerned about stockholder dilution. The burn rate is defined in terms of the gross number of equity awards granted during a calendar year divided by the weighted average of number of shares of common stock outstanding during the year. We believe our current three-year average burn rate of less than 0.10% should be viewed favorably by our stockholders as it is significantly below Institutional Stockholder Services' ("ISS") recommended burn rate cap for our industry of 2.79%. We do not anticipate that projected usage of the 2015 Plan will exceed the industry average burn rate going forward, and estimate that the shares to be authorized for issuance under the 2015 Plan (500,000) will be sufficient for multiple years based on historical and anticipated usage.

·
Overhang. Overhang is another measure that is sometimes used to assess the aggregate dilutive impact of equity programs such as the 2015 Plan. Overhang indicates the amount by which existing stockholder ownership would be diluted if the shares authorized for issuance under the 2015 Plan, coupled with the shares subject to outstanding awards, were issued. As of December 31, 2013, the overhang represented by the number of outstanding awards plus shares available for issuance was approximately 7.70%. In effect, the replacement of the approximately 485,000 shares remaining in the 2005 Stock Incentive Plan with the 500,000 shares to be authorized under the 2015 Plan will result in a similar overhang of approximately 7.70% relative to the approximately 6.5 million shares currently outstanding. We believe this level of overhang should not be viewed as excessive by stockholders.

Stockholder Approval; Best Practices
Our Board of Directors has approved the 2015 Plan to promote the long-term financial success of the Company and its subsidiaries by attracting and retaining key employees and directors, and directed that the 2015 Plan be submitted for approval by our stockholders. We are submitting the 2015 Plan to our stockholders at this time to:
·	Replace Trinity's current equity compensation plan;
·	Comply with NASDAQ rules, which require stockholder approval; and
·	Allow performance awards under the 2015 Plan to qualify as "performance-based compensation" under Code Section 162(m).

One of the requirements of "performance-based compensation" under Code Section 162(m) is that the material terms of the performance goals must be approved by stockholders. These material terms generally include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goal is attained. Stockholder approval of the 2015 Plan is intended to constitute approval of the material terms of the performance goals under the 2015 Plan for purposes of Code Section 162(m).
If the 2015 Plan is not approved by our stockholders, it will not be adopted and we will continue to operate under our existing equity compensation plan until its expiration in 2015. In the event this plan expires, we believe that higher cash compensation may be required to attract and retain key employees and directors. The 2015 Plan submitted for approval reflects current practices in equity incentive plans that we consider best practices such as:
·
Limit on Shares Available for Issuance. The number of authorized shares under the 2015 Plan is fixed at 50,000, with adjustments for certain corporate transactions. As of the effective date of the 2015 Plan, no new grants will be made under Trinity's 2005 Plan. The 2015 Plan does not include an "evergreen" feature that would cause the number of authorized shares to automatically increase in future years.

·
Multiple Award Types. The 2015 Plan permits the issuance of stock options, stock appreciation rights, restricted stock units, restricted stock, and other types of equity and cash incentive grants, subject to the share limits of the plan. This breadth of award types will enable the plan administrator to tailor awards in light of the accounting, tax, and other standards applicable at the time of grant. Historically, these standards have changed over time.

·
No Repricings. Repricing of options and SARs generally is prohibited without prior stockholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations, and similar events.

·	No Discount Stock Options or SARs. All options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date the option or SAR is granted.
·
Conservative Change in Control Provisions. The change in control provisions under the 2015 Plan provide for acceleration of vesting in the event of a change in control only if the 2015 Plan is not assumed by the successor entity or the participant incurs a termination of service without cause or for good reason within 24 months following the change in control.

·
Tax-Deductible Cash Incentive Awards. The 2015 Plan allows for payment of cash incentives, so that future awards may be made to certain officers that are eligible to be deducted under Code Section 162(m) as "performance-based compensation."

·	Clawback Policy Implementation. All awards under the 2015 Plan will be subject to any applicable Company clawback policy in effect from time to time.
·	Independent Oversight. The 2015 Plan will be administered by a committee of independent board members.
A summary of the material provisions of the 2015 Plan is set forth below. A copy of the 2015 Plan is set forth as Appendix A to this Proxy Statement.

Purpose
The 2015 Plan was established by our Board of Directors to promote the Company's long-term financial success, to attract, retain, and reward persons who can contribute to the Company's success, and to further align the participants' interests with those of the Company's stockholders. The 2015 Plan will be administered by a committee selected by the Board, currently our Compensation Committee, which will select award recipients from the eligible participants, determine the types of awards to be granted and the number of shares covered by the awards, and determine the applicable terms, conditions, performance criteria, restrictions, and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.
General
The 2015 Plan incorporates a broad variety of equity-based and cash-based incentive compensation elements to provide the Compensation Committee with significant flexibility to address the requirements and limitations of applicable legal, regulatory, and financial accounting standards in a manner mutually consistent with the purposes of the 2015 Plan and the best interests of the Company.
The maximum number of shares of the Company's common stock that may be delivered under the 2015 Plan is 500,000, with adjustments for certain corporate transactions and for forfeited shares. As of the date of stockholder approval of the 2015 Plan, no additional awards will be granted under Trinity's prior equity compensation plan. Any shares that are covered under a 2015 Plan award that is forfeited, expires, is cancelled, or the like will again become available for delivery under the 2015 Plan. For stock appreciation rights ("SARs") that are settled in stock, only the actual shares delivered will be counted for purposes of these limitations. If any option granted under the 2015 Plan is exercised by tendering shares, only the number of shares issued net of the shares tendered will be counted for purposes of these limitations.
The 2015 Plan's effective date would be the date of its approval by the Company's stockholders. If approved, the 2015 Plan will continue in effect until terminated by our Board. However, no awards may be granted under the 2015 Plan after the 10-year anniversary of its effective date. Any awards that are outstanding after the 10th anniversary of the effective date will remain subject to the terms of the 2015 Plan.
The following additional limits apply to awards under the 2015 Plan:
·
The maximum number of shares that may be covered by options or SARs that are intended to be "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986 (the "Code") that are granted to any one participant during any calendar year is 100,000 shares;

·
The maximum number of shares that may be covered by stock awards that are intended to be "performance-based compensation" under Code Section 162(m) that are granted to any one participant during any calendar year is 100,000 shares;

·
The maximum amount of cash incentive awards or cash-settled stock awards that are intended to be "performance-based compensation" under Code Section 162(m) payable to any one participant with respect to any calendar year is $1,000,000;

·	The maximum number of shares that may be covered by options or SARs that are granted to any one director during any calendar year is 50,000 shares; and
·	The maximum number of shares that may be covered by stock awards that are granted to any one director during any calendar year is 50,000 shares.
The Compensation Committee may use shares available under the 2015 Plan as the form of payment for grants or rights earned or due under any compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.
In the event of a corporate transaction involving the stock of the Company (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization or merger), the foregoing share limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event to the extent that the adjustment will not affect an award's status as "performance-based compensation" under Code Section 162(m). However, the Compensation Committee may adjust awards, or prevent the automatic adjustment of awards, to preserve the benefits or potential benefits of awards under the 2015 Plan.
Awards granted under the 2015 Plan generally will not be transferable except as designated by the participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. However, the Compensation Committee has the discretion to permit the transfer of awards under the 2015 Plan to immediate family members of participants, trusts, and other entities established for the primary benefit of such family members, as long as the transfers are made without value to the participant.
Eligibility
Selected employees and directors of, and eligible service providers to, the Company and its subsidiaries are eligible to become participants in the 2015 Plan, except that non-employees may not be granted incentive stock options. The Compensation Committee will determine the specific individuals who will be granted awards under the 2015 Plan and the type and amount of any such awards.
Options
The Compensation Committee may grant incentive stock options and nonqualified stock options to purchase stock at a specified exercise price. Each award must be pursuant to an award agreement setting forth the provisions of the individual award. Awards of options must expire no later than 10 years from the date of grant (and no later than five years for incentive stock options granted to a person that beneficially owns 10% or more of the Company's common stock).
The exercise price for any option may not be less than the fair market value of the Company's common stock on the date the option is granted. In addition, the exercise price of an incentive stock option granted to a person that beneficially owns 10% or more of the Company's common stock at the time of grant may not be less than 110% of the fair market value of the stock on the date the option is granted. The exercise price of an option may, however, be higher or lower than the fair market value for an option granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by the Company or one of its subsidiaries. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by the Company's stockholders, as adjusted for corporate transactions described above, or in the case of options granted in replacement of existing awards granted under a predecessor plan.
Options awarded under the 2015 Plan will be exercisable in accordance with the terms established by the Compensation Committee. Any incentive stock option granted under the 2015 Plan that fails to continue to qualify as an incentive stock option will be deemed to be a nonqualified stock option and the Compensation Committee may unilaterally modify any incentive stock option to disqualify it as an incentive stock option. The full purchase price of each share of stock purchased upon the exercise of any option must be paid at the time of exercise of an option. As determined by the Compensation Committee, the exercise price of an option may be paid in cash, in shares of the Company's common stock (valued at fair market value as of the day of exercise), by net exercise, by other property deemed acceptable by our Board or by irrevocably authorizing a third party to sell shares of the Company's common stock and remit a sufficient portion of the proceeds to the Company to satisfy the exercise price (sometimes referred to as a "cashless exercise") or in any combination of the foregoing methods deemed acceptable by the Compensation Committee. In a net exercise, the person exercising the option does not pay any cash and the net number of shares received is equal in value to the number of shares as to which the option is being exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is fair market value.
Stock Appreciation Rights
SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Compensation Committee. Except as described below, the exercise price for an SAR may not be less than the fair market value of the stock on the date the SAR is granted. However, the exercise price may be higher or lower than fair market value for an SAR granted in replacement of an existing award held by an employee, director, or service provider of a third party that is acquired by the Company or one of its subsidiaries, or for SARs granted under a predecessor plan. SARs will be exercisable in accordance with the terms established by the Compensation Committee.
Stock Awards
A stock award is a grant of shares of the Company's common stock or a right to receive shares of the Company's common stock, an equivalent amount of cash or a combination thereof in the future. Awards may include stock units, bonus shares, performance shares, performance units, restricted stock, restricted stock units, or any other equity-based award as determined by the Compensation Committee. Any specific performance measures, performance objectives, or period of service requirements may be set by the Compensation Committee in its discretion.
Cash Incentive Awards
A cash incentive award is the grant of a right to receive a payment of cash, determined on an individual basis or as an allocation of an incentive pool (or the Company's common stock having a value equivalent to the cash otherwise payable) that is contingent on the achievement of performance objectives established by the Compensation Committee. The Compensation Committee may grant cash incentive awards (including the right to receive payment of cash or the Company's common stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of performance objectives over a specified period established by the Compensation Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions, and contingencies, as determined by the Compensation Committee.
Forfeiture
Unless specifically provided to the contrary in the applicable award agreement, if a participant's service is terminated for cause, any outstanding award held by the participant will be forfeited immediately and the participant will have no further rights under the award.
Further, except as otherwise provided by the Compensation Committee, if a participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement, or other restrictive covenant in any agreement between the participant and the Company or a subsidiary, whether during or after the participant's termination of service, the participant will forfeit or pay the following to the Company:
·	All outstanding awards granted to the participant under the 2015 Plan, including awards that have become vested or exercisable;
·
Any shares held by the participant in connection with the 2015 Plan that were acquired after the participant's termination of service and within the 12-month period immediately preceding the participant's termination of service;

·
The profit realized by the participant from the exercise of any stock options and SARs that the participant exercised after the participant's termination of service and within the 12-month period immediately preceding the participant's termination of service; and

·
The profit realized by the participant from the sale or other disposition of any shares received by the participant in connection with the 2015 Plan after the participant's termination of service and within the 12-month period immediately preceding the participant's termination of service, where such sale or disposition occurs in such similar time period.

One Million Dollar Limit
Section 162(m) of the Internal Revenue Code.  A U.S. income tax deduction for the Company generally will be unavailable for annual compensation in excess of $1 million paid to a "covered employee" (our Chief Executive Officer and three other most highly compensated executive officers other than the Chief Financial Officer). However, amounts that constitute "performance-based compensation" under Code Section 162(m) are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the 2015 Plan will satisfy the requirements for "performance-based compensation."  The Compensation Committee may designate whether any stock awards or cash incentive awards granted to any participant are intended to be "performance-based compensation."  Any such awards designated as intended to be "performance-based compensation" will be conditioned on the achievement of one or more performance measures, to the extent required by Code Section 162(m).
Performance Measures.  The performance measures that may be used for awards designated as intended to be "performance-based compensation" will be based on any one or more of the following performance measures as selected by the Compensation Committee: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; and earnings per share); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets); "Texas ratio"; expense ratio; efficiency ratio; increase in revenue, operating, or net cash flows; cash flow return on investment; total stockholder return; market share; net operating income, operating income, or net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; assets per employee; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals, and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more subsidiaries, business units, or financial reporting segments of the Company or a subsidiary, or any combination thereof, and may be measured relative to a peer group, an index, or a business plan. The terms of any award may provide that partial achievement of performance criteria may result in partial payment or vesting of the award. Additionally, in establishing the performance measures, the Compensation Committee may provide for the inclusion or exclusion of certain items.
Change in Control
Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock options and SARs under the 2015 Plan then held by the participant will become fully exercisable immediately if, and all stock awards and cash incentive awards will become fully earned and vested immediately if, (i) the 2015 Plan is not an obligation of the successor entity following a change in control or (ii) the 2015 Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason within 24 months following the change in control. Notwithstanding the immediately preceding sentence, if the vesting of an award is conditioned upon the achievement of performance measures, then such vesting will be subject to the following: if, at the time of the change in control, the performance measures are less than 50% attained (pro rata based upon the time of the period through the change in control), the award will become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being 50%; and if, at the time of the change in control, the performance measures are at least 50% attained (pro rata based upon the time of the period through the change in control), the award will become fully earned and vested immediately upon the change in control.
For purposes of the 2015 Plan, a "change in control" generally will be deemed to occur upon any of the following: (i) the acquisition by any person of beneficial ownership of 50% or more of the Company's voting securities; (ii) during any 12-month period, a majority of our Board members serving as of the 2015 Plan's effective date, or whose election was approved by a vote of two-thirds of the directors then in office, no longer serves as directors; (iii) a merger involving the Company if the stockholders immediately before the merger do not own, immediately following the merger, more than 50% of the voting securities of the corporation resulting from the merger in substantially the same proportion as their ownership before the merger; (iv) a complete liquidation or dissolution of the Company or the sale of all or substantially all the assets of the Company; or (v) acceptance by the stockholders of shares in a share exchange if the stockholders immediately before the exchange do not own, immediately following the exchange, more than 50% of the voting securities of the corporation resulting from the exchange in substantially the same proportion as their ownership immediately before the exchange, in each case subject to certain exceptions set forth in the 2015 Plan.
In the event an award under the 2015 Plan constitutes "deferred compensation" for purposes of Code Section 409A, and the settlement or distribution of the award is triggered by a change in control, then such settlement or distribution will be subject to the event constituting the change in control also constituting a "change in control event" for purposes of Code Section 409A.
Amendment and Termination
Our Board of Directors may at any time amend or terminate the 2015 Plan or any award granted under the 2015 Plan, but any amendment or termination generally may not impair the rights of any participant without the participant's written consent. The Board may not amend any provision of the 2015 Plan to materially increase the original number of shares that may be issued under the 2015 Plan (other than as provided in the 2015 Plan), materially increase the benefits accruing to a participant or materially modify the requirements for participation in the 2015 Plan without approval of the Company's stockholders. However, the Board may amend the 2015 Plan at any time, retroactively or otherwise, to ensure that the 2015 Plan complies with current or future law without stockholder approval, and the Board may unilaterally amend the 2015 Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, Code Section 409A.
Clawback Policy
All awards, amounts and benefits received under the 2015 Plan will be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy or any applicable law even if adopted after the Plan becomes effective.
U.S. Federal Income Tax Considerations
The following is a summary of the current U.S. federal income tax consequences that may arise in conjunction with participation in the 2015 Plan.
Nonqualified Stock Options.  The grant of a nonqualified stock option generally will not result in taxable income to the participant. Except as described below, the participant generally will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and the Company generally will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.
Incentive Stock Options.  The grant of an incentive stock option generally will not result in taxable income to the participant. The exercise of an incentive stock option generally will not result in taxable income to the participant, provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).
The excess of the fair market value of the shares at the time of exercise of an incentive stock option over the exercise price generally will be an adjustment that is included in the calculation of the participant's alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant's alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant generally will have a basis in those shares equal to the fair market value of the shares at the time of exercise.
If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price generally will be taxed to the participant as capital gain. A capital loss generally will be recognized to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the participant generally will realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company generally will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount generally will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.
Stock Appreciation Rights.  The grant of an SAR generally will not result in taxable income to the participant. Upon exercise of an SAR, the fair market value of shares received generally will be taxable to the participant as ordinary income and the Company will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.
Stock Awards.  A participant who has been granted a stock award generally will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a "substantial risk of forfeiture" for U.S. income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder generally will realize ordinary income in an amount equal to the then fair market value of those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, generally will also be compensation income to the participant and the Company will be entitled to a corresponding deduction.
Cash Incentive Awards.  A participant who has been granted a cash incentive award generally will not realize taxable income at the time of grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant generally will realize ordinary income in an amount equal to the cash award received and the Company will be entitled to a corresponding deduction.
Withholding of Taxes.  The Company may withhold amounts from participants to satisfy withholding tax requirements. If permitted by the Committee, participants may have shares withheld from awards or may tender previously owned shares to the Company to satisfy tax withholding requirements. The shares withheld from awards may only be used to satisfy the Company's minimum statutory withholding obligation.
Change in Control.  Any acceleration of the vesting or payment of awards under the 2015 Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Code, which may subject the participant to a 20% excise tax and preclude deduction by the Company.
Tax Advice
The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the 2015 Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2015 Plan. The Company strongly encourages participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.
The number and types of awards to be made pursuant to the 2015 Plan is subject to the discretion of the Committee and is not determinable at this time.
Securities Authorized for Issuance Under Equity Compensation Plans
Trinity's current stock-based benefit plans and arrangements consist of the 1998 Stock Option Plan that was approved by stockholders at the 1998 Annual Meeting and the Trinity Capital Corporation 2005 Stock Incentive Plan that was approved by stockholders at the 2005 Annual Meeting.  The following table provides information regarding the plans as of December 31, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	45,578	$ 30.50	500,000
Equity compensation plans not approved by stockholders	—	—	—
Total	45,578	$ 30.50	500,000 (2)
(1)

As of December 31, 2013, there were 42,000 outstanding non-qualified stock options exercisable by the awardees and 3,578 outstanding RSUs under the Company's equity compensation plans.  The weighted-average exercise price in column (b) does not take into account the outstanding RSUs.

(2)	All shares reflected are authorized for issuance under the 2005 Plan, under which shares of restricted stock may be issued.

Required Vote
The affirmative vote of the holders of a majority of the shares represented and voting in person or by Proxy at the Annual Meeting is necessary to approve the 2015 Plan.  Abstentions and Non-Votes have no effect on this proposal.  If, however, a stockholder has signed and dated a Proxy Form, but has not voted on the approval of the 2015 Plan, such person's shares will be voted "FOR" the approval of the 2015 Plan and will not be considered Non-Votes.
Recommendation of the Board of Directors
The Board recommends a vote "FOR" the approval of the 2015 Plan.

AUDIT COMMITTEE REPORT
The report of the Audit Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Exchange Act (collectively, the "Acts"), except to the extent Trinity specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
The Committee obtained from Crowe a formal written statement describing all relationships between Crowe and Trinity that might bear on the independent registered public accounting firm's independence, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee, and discussed with Crowe any relationships that may impact its objectivity and independence, and satisfied itself as to the firm's independence. The Committee also reviewed its composition and concluded that all directors serving on the Committee are independent pursuant to the standards promulgated by NASDAQ.
The Committee met and held discussions with management and Crowe regarding the fair and complete presentation of Trinity's results and the assessment of the quality and adequacy of Trinity's internal control over financial reporting.  The Committee reviewed and discussed Trinity's policies with respect to risk assessment and risk management. The Committee discussed with Trinity's Internal Auditor and Crowe the overall identification of audit risks, scope and plans for their respective audits. The Audit Committee has reviewed and discussed Trinity's audited financial statements as of and for the year-ended December 31, 2013 with Trinity's management, Trinity's Internal Auditors and Crowe.
The Committee met with the Internal Auditor and Crowe, with and without management present, to discuss the results of their examinations, the evaluations of Trinity's internal controls, and the overall quality of Trinity's financial reporting. The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 114, "The Auditor's Communication with those Charged with Governance," as amended. Management has the responsibility for the preparation of Trinity's financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements in accordance with the standards of the Public Company Accounting Oversight Board.
Based on the review and discussions with management and Crowe, the Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Trinity's Annual Report on Form 10-K for the year-ended December 31, 2013, for filing with the Securities and Exchange Commission.

The Audit Committee:
James E. Goodwin, Jr., Chair
Jeffrey F. Howell,
Arthur B. Montoya, Jr.
Charles A. Slocomb
Robert P. Worcester

ITEM VI: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Board selected Crowe as the independent registered public accounting firm of Trinity and LANB for the years ended December 31, 2014, 2013 and 2012.  Trinity previously engaged Moss Adams, LLP ("Moss Adams") as the Company's independent registered public accounting firm from January 2006 to December 2011.  In accordance with its established practice, Trinity requests proposals from its auditors at least every five years.  As part of its process, the Audit Committee selected Crowe as its independent registered public accounting firm beginning in the first quarter of 2012, as reported in its Form 8-K dated March 26, 2012. During Trinity's two most recent years and the subsequent interim period preceding the replacement of Moss Adams, there were no disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Moss Adams, would have caused it to make reference to the subject matter of the disagreement in connection with its report on Trinity's financial statements for such years.  During the same periods, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
During the two most recent years and the subsequent interim period up to the date of engagement with Crowe, Trinity did not consult with Crowe regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Trinity's financial statements or as to any disagreement or "reportable event" as described in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K.
In the event that the ratification of the selection of the independent registered public accounting firm is not approved by a majority of the shares represented and voting, the Audit Committee and the Board will review the matter of appointment of independent registered public auditors.
Management expects that a representative of Crowe will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the shares represented and voting in person or by Proxy at the Annual Meeting is necessary to ratify the selection of Crowe as the independent registered public accounting firm of Trinity for the current fiscal year.  Abstentions and Non-Votes have no effect on this proposal.  If, however, a stockholder has signed and dated a Proxy Form, but has not voted on the ratification of the selection of Crowe as the independent registered public accounting firm by marking the appropriate box on the Proxy Form, such person's shares will be voted "FOR" the ratification of the selection of Crowe as the independent registered public accounting firm and will not be considered Non-Votes.

Audit and Other Fees Paid to Crowe.  Aggregate fees for professional services rendered for Trinity and LANB by Crowe for the years ended December 31, 2013 and 2012, including the restated periods, are described below.
Services Provided	2013 ($)	2012 ($)
Audit Fees, including audits of our consolidated financial statements, the audit of management's assertion on internal control over financial reporting and reviews of our interim consolidated financial statements, including those in our Quarterly Reports on Form 10-Q
	$ 782,520	$ 557,420
Audit Related Fees, including assurance related services the majority of which relate to the audits of Trinity's ESOP and 401(k) plan and evaluation of compliance with the Sarbanes-Oxley Act of 2002	5,300	24,500
Tax Fees, including preparation of our federal and state income tax returns and non-routine tax consultations	-	12,300
All Other Fees	176,210	57,010
TOTAL	$ 964,030	$ 651,230

Fees Paid to Moss Adams.  For the year ended December 31, 2013, the Company paid a total of $447,980 to Moss Adams for audit work related to the restatement of financials for the years 2011 and prior. Of that amount, $395,720 was paid for Audit Fees.  During 2013, the Company paid an additional $52,260 in Other Fees to Moss Adams.  For the year ended December 31, 2012, the Company paid a total of $41,780 to Moss Adams for audit work related to the restatement of financials for the years 2011 and prior. Of that amount, $38,880 was paid for Audit Fees.  During 2013, the Company paid an additional $2,900 in Other Fees to Moss Adams.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.  The Audit Committee is responsible for appointing and reviewing the work of the independent registered public accounting firm and setting the independent registered public accounting firm's compensation.  In accordance with its charter, the Audit Committee reviews and pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm to Trinity or LANB and ensures that the independent public accounting firm is not engaged to perform the specific non-audit services prohibited by law, rule or regulation.  During the years ended December 31, 2013, 2012 and 2011, all services were approved in advance by the Audit Committee in compliance with these processes. The Committee concluded that the provision of such services by Crowe and Moss Adams was compatible with the maintenance of each firm's independence in the conduct of its auditing functions,
Recommendation of the Board of Directors
The Board recommends a vote "FOR" the ratification of the selection of Crowe as the independent registered public accounting firm of Trinity for the year ending December 31, 2014.

APPENDIX A

TRINITY CAPITAL CORPORATION
2015 LONG-TERM INCENTIVE PLAN

Article 1
INTRODUCTION
Section 1.1                          Purpose, Effective Date, and Term.  The purpose of this Trinity Capital Corporation 2015 Long-Term Incentive Plan is to promote the long-term financial success of Trinity Capital Corporation and its Subsidiaries by providing a means to attract, retain, and reward individuals who can and do contribute to such success, and to further align their interests with those of the Shareholders.  The "Effective Date" of the Plan is January 22, 2015, the date of the approval of the Plan by the Shareholders.  The Plan shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted after the ten (10)-year anniversary of the Effective Date.

Section 1.2                          Participation.  Each employee and director of, and service provider to, the Company and each Subsidiary who is granted, and currently holds, an Award in accordance with the provisions of the Plan shall be a "Participant" in the Plan.  Award recipients shall be limited to employees and directors of, and service providers (with respect to which issuances of securities may be registered under Form S-8) to, the Company and its Subsidiaries; provided, however, that an Award (other than an Award of an ISO) may be granted to an individual prior to the date on which he or she first performs services as an employee, director, or service provider, provided that such Award shall not become vested prior to the date such individual commences such services.

Section 1.3                          Definitions.  Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8).

Article 2
AWARDS
Section 2.1                          General.  Any Award may be granted singularly, in combination with another Award (or Awards), or in tandem whereby the exercise or vesting of one (1) Award held by a Participant cancels another Award held by the Participant.  Each Award shall be subject to the provisions of the Plan and such additional provisions as the Committee may provide with respect to such Award and as may be evidenced in the Award Agreement.  Subject to the provisions of Section 3.4(b), an Award may be granted as an alternative to or replacement of an existing Award or an award under any other plan of the Company or a Subsidiary, or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or a Subsidiary, including the plan of any entity acquired by the Company or a Subsidiary.  The types of Awards that may be granted include the following:
(a)            Stock Options.  A stock option represents the right to purchase Shares at an exercise price established by the Committee.  Any stock option may be either an ISO or a nonqualified stock option that is not intended to be an ISO.  No ISOs may be (i) granted after the ten (10)-year anniversary of the Effective Date or (ii) granted to a non-employee.  To the extent the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds one hundred thousand dollars ($100,000), the stock options or portions thereof that exceed such limit shall be treated as nonqualified stock options.  Unless otherwise specifically provided by the Award Agreement, any stock option granted under the Plan shall be a nonqualified stock option.  All or a portion of any ISO granted under the Plan that does not qualify as an ISO for any reason shall be deemed to be a nonqualified stock option.  In addition, any ISO granted under the Plan may be unilaterally modified by the Committee to disqualify such stock option from ISO treatment such that it shall become a nonqualified stock option.
(a)            Stock Appreciation Rights.  A stock appreciation right (an "SAR") is a right to receive, in cash, Shares or a combination of both (as shall be reflected in the respective Award Agreement), an amount equal to or based upon the excess of (i) the Fair Market Value at the time of exercise of the SAR over (ii) an exercise price established by the Committee.
(b)            Stock Awards.  A stock award is a grant of Shares or a right to receive Shares (or their cash equivalent or a combination of both, as shall be reflected in the respective Award Agreement, excluding Awards designated as stock options, SARs, or cash incentive awards by the Committee) based on the satisfaction of such conditions as may be established by the Committee.  Such Awards may include bonus shares, performance shares, performance units, restricted stock, restricted stock units, or any other equity-based Award as determined by the Committee.
(c)            Cash Incentive Awards.  A cash incentive award is the grant of a right to receive a payment of cash (or Stock having a value equivalent to the cash otherwise payable, excluding Awards designated as stock options, SARs, or stock awards by the Committee, all as shall be reflected in the respective Award Agreement), determined on an individual basis or as an allocation of an incentive pool that is contingent on the achievement of performance objectives established by the Committee.

Section 2.2                          Exercise of Stock Options and SARs.  A stock option or SAR shall be exercisable in accordance with such provisions as may be established by the Committee; provided, however, that a stock option or SAR shall expire no later than ten (10) years after its grant date (five (5) years in the case of an ISO with respect to a 10% Shareholder).  The exercise price of each stock option and SAR shall be not less than one hundred percent (100%) of the Fair Market Value on the grant date (or, if greater, the par value of a Share); provided, however, that the exercise price of an ISO shall be not less than one hundred ten percent (110%) of Fair Market Value on the grant date in the case of a 10% Shareholder; and provided, further, that, to the extent permitted under Code Section 409A, and subject to Section 3.4(b), the exercise price may be higher or lower in the case of stock options and SARs granted in replacement of existing awards held by an employee, director, or service provider granted by an acquired entity.  The payment of the exercise price of a stock option shall be by cash or, subject to limitations imposed by applicable law, by any of the following means unless otherwise determined by the Committee from time to time:  (a) by tendering, either actually or by attestation, Shares acceptable to the Committee and valued at Fair Market Value as of the day of exercise; (b) by irrevocably authorizing a third party, acceptable to the Committee, to sell Shares acquired upon exercise of the stock option and to remit to the Company no later than the third (3rd) business day following exercise a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; (c) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the option and receive the net number of Shares equal in value to (i) the number of Shares as to which the option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value (on the date of exercise) less the exercise price, and the denominator of which is such Fair Market Value (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); (d) by personal, certified, or cashiers' check; (e) by other property deemed acceptable by the Committee; or (f) by any combination thereof.

Section 2.3                          Performance-Based Compensation.  Any Award that is intended to be Performance-Based Compensation shall be conditioned on the achievement of one (1) or more objective performance measures, to the extent required by Code Section 162(m), as may be determined by the Committee.  The grant of any Award and the establishment of performance measures that are intended to be Performance-Based Compensation shall occur during the period required under Code Section 162(m).
(a)            Performance Measures.  The performance measures described in this Section 2.3 may be based on any one (1) or more of the following: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; and earnings per share; each as may be defined by the Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Committee); "Texas ratio"; expense ratio; efficiency ratio; increase in revenue, operating, or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income, or net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; assets per employee; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one (1) or more objectives based on meeting specific cost targets, business expansion goals, and goals relating to acquisitions or divestitures.  Performance measures may be based on the performance of the Company as a whole or of any one (1) or more Subsidiaries, business units, or financial reporting segments of the Company or a Subsidiary, or any combination thereof, and may be measured relative to a peer group, an index, or a business plan.
(b)            Partial Achievement.  An Award may provide that partial achievement of the performance measures may result in payment or vesting based upon the degree of achievement.  In addition, partial achievement of performance measures shall apply toward a Participant's individual limitations as set forth in Section 3.3.
(c)            Extraordinary Items.  In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management's Discussion and Analysis section of the Company's annual report:  (i) extraordinary, unusual, or nonrecurring items of gain or loss, including non-cash refinancing charges; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations, or laws; (iv) mergers or acquisitions; and (v) such other items permitted from time to time hereafter under the regulations promulgated under Code Section 162(m).  To the extent not specifically excluded, such effects shall be included in any applicable performance measure.
(d)            Adjustments.  Pursuant to this Section 2.3, in certain circumstances the Committee may adjust performance measures; provided, however, that no adjustment may be made with respect to an Award that is intended to be Performance-Based Compensation, except to the extent the Committee exercises such negative discretion as is permitted under Code Section 162(m).  If the Committee determines that a change in the business, operations, corporate structure, or capital structure of the Company or the manner in which the Company or a Subsidiary conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate.  If a Participant is promoted, demoted, or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may (i) adjust, change, or eliminate the performance measures or change the applicable performance period or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

Section 2.4                          Dividends and Dividend Equivalents.  Any Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award, which payments may be made currently or credited to an account for the Participant, may be settled in cash or Shares, and may be subject to terms or provisions similar to the underlying Award.

Section 2.5                          Forfeiture of Awards.  Unless specifically provided to the contrary in an Award Agreement, upon notification of Termination of Service for Cause, any outstanding Award held by a Participant, whether vested or unvested, shall terminate immediately, such Award shall be forfeited, and the Participant shall have no further rights thereunder.

Section 2.6                          Deferred Compensation.  The Plan is, and all Awards are, intended to be exempt from (or, in the alternative, to comply with) Code Section 409A, and each shall be construed, interpreted, and administered accordingly.  The Company does not guarantee that any benefits that may be provided under the Plan will satisfy all applicable provisions of Code Section 409A.  If any Award would be considered "deferred compensation" under Code Section 409A, the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the applicable Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Code Section 409A.  Any amendment by the Committee of the Plan or an Award Agreement pursuant to this Section 2.6 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A.  A Participant's acceptance of any Award shall be deemed to constitute the Participant's acknowledgment of, and consent to, the rights of the Committee under this Section 2.6, without further consideration or action.  Any discretionary authority retained by the Committee pursuant to the terms of the Plan or pursuant to an Award Agreement shall not be applicable to an Award that is determined to constitute deferred compensation, if such discretionary authority would contravene Code Section 409A.

Article 3
SHARES SUBJECT TO PLAN
Section 3.1                          Available Shares.  The Shares with respect to which Awards may be granted shall be Shares currently authorized but unissued, currently held, or, to the extent permitted by applicable law, subsequently acquired by the Company, including Shares purchased in the open market or in private transactions.

Section 3.2                          Share Limitations.
(a)            Share Reserve.  Subject to the following provisions of this Section 3.2, the maximum number of Shares that may be delivered under the Plan shall be Five Hundred Thousand (500,000) (all of which may be granted as ISOs and all of which may be granted as full value awards).  The maximum number of Shares available for delivery under the Plan (including the number that may be granted as ISOs) and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 3.4.  As of the Effective Date, no further awards shall be granted under the Prior Plan.
(b)            Reuse of Shares.
(i)            To the extent any Shares covered by an Award under the Plan or the Prior Plan are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited (including unvested stock awards), canceled, or settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan and shall again become eligible for delivery under the Plan.
(ii)            With respect to SARs that are settled in Shares, only Shares actually delivered shall be counted for purposes of determining the maximum number of Shares available for delivery under the Plan.
(iii)            If the exercise price of any stock option granted under the Plan is satisfied by tendering Shares to the Company (whether by actual delivery or by attestation and whether or not such surrendered Shares were acquired pursuant to an award) or by the net exercise of the award, only the number of Shares delivered net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.
(iv)            If the withholding tax liabilities arising from an Award are satisfied by the tendering of Shares to the Company (whether by actual delivery or by attestation and whether or not such tendered Shares were acquired pursuant to an award) or by the withholding of or reduction of Shares by the Company, such Shares shall be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

Section 3.3                          Limitations on Grants to Individuals.  The following limitations shall apply with respect to Awards:
(a)            Stock Options and SARs.  The maximum number of Shares that may be subject to stock options or SARs granted to any one (1) Participant during any calendar year that are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be One Hundred Thousand (100,000).  For purposes of this Section 3.3(a), if a stock option is granted in tandem with an SAR, such that the exercise of the option or SAR with respect to a Share cancels the tandem SAR or option right, respectively, with respect to such Share, the tandem option and SAR rights with respect to each Share shall be counted as covering one (1) Share for purposes of applying the limitations of this Section 3.3(a).
(b)            Stock Awards.  The maximum number of Shares that may be subject to stock awards that are granted to any one (1) Participant during any calendar year and are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be One Hundred Thousand (100,000).
(c)            Cash Incentive Awards and Stock Awards Settled in Cash.  The maximum dollar amount that may be payable to any one (1) Participant pursuant to cash incentive awards and cash-settled stock awards that are granted to any one (1) Participant during any calendar year and are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be One Million Dollars ($1,000,000).
(d)            Dividends, Dividend Equivalents and Earnings.  For purposes of determining whether an Award is intended to be qualified as Performance-Based Compensation under the foregoing limitations of this Section 3.3, (i) the right to receive dividends and dividend equivalents with respect to any Award that is not yet vested shall be treated as a separate Award, and (ii) if the delivery of any Shares or cash under an Award is deferred, any earnings, including dividends and dividend equivalents, shall be disregarded.
(e)            Partial Performance.  Notwithstanding the preceding provisions of this Section 3.3, if in respect of any performance period or restriction period, the Committee grants to a Participant Awards having an aggregate dollar value and/or number of Shares less than the maximum dollar value and/or number of Shares that could be paid or awarded to such Participant based on the degree to which the relevant performance measures were attained, the excess of such maximum dollar value and/or number of Shares over the aggregate dollar value and/or number of Shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or the number of Shares that may be awarded to such Participant in respect of the next performance period or restriction period in respect of which the Committee grants to such Participant an Award intended to qualify as Performance-Based Compensation, subject to adjustment pursuant to Section 3.4.
(f)            Director Awards.
(i)            The maximum number of Shares that may be subject to stock options or SARs granted to any one (1) Director Participant during any calendar year shall be Fifty Thousand (50,000).
(ii)            The maximum number of Shares that may be subject to stock awards that are granted to any one (1) Director Participant during any calendar year shall be Fifty Thousand (50,000).
(iii)            The foregoing limitations shall not apply to cash-based director fees that the Director elects to receive in the form of Shares or Share based units equal in value to the cash‑based director fee.

Section 3.4                          Corporate Transactions; No Repricing.
(a)            Adjustments.  To the extent permitted under Code Section 409A, to the extent applicable, in the event of a corporate transaction involving the Company or the Shares (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), all outstanding Awards, the number of Shares available for delivery under the Plan under Section 3.2, and each of the specified limitations set forth in Section 3.3 shall be adjusted automatically to proportionately and uniformly reflect such transaction (but only to the extent that such adjustment will not negatively affect the status of an Award intended to qualify as Performance-Based Compensation, if applicable); provided, however, that, subject to Section 3.4(b), the Committee may otherwise adjust Awards (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of the Awards and the Plan.  Action by the Committee under this Section 3.4(a) may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding stock options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include (A) replacement of an Award with another award that the Committee determines has comparable value and that is based on stock of a company resulting from a corporate transaction, and (B) cancellation of an Award in return for cash payment of the current value of the Award, determined as though the Award were fully vested at the time of payment, provided that in the case of a stock option or SAR, the amount of such payment shall be the excess of the value of the stock subject to the option or SAR at the time of the transaction over the exercise price, and provided, further, that no such payment shall be required in consideration for the cancellation of the Award if the exercise price is greater than the value of the stock at the time of such corporate transaction).
(b)            No Repricing.  Notwithstanding any provision of the Plan to the contrary, no adjustment or reduction of the exercise price of any outstanding stock option or SAR in the event of a decline in Stock price shall be permitted without approval by the Shareholders or as otherwise expressly provided under Section 3.4(a).  The foregoing prohibition includes (i) reducing the exercise price of outstanding stock options or SARs, (ii) cancelling outstanding stock options or SARs in connection with the granting of stock options or SARs with a lower exercise price to the same individual, (iii) cancelling stock options or SARs with an exercise price in excess of the current Fair Market Value in exchange for a cash or other payment, and (iv) taking any other action that would be treated as a repricing of a stock option or SAR under the rules of the primary securities exchange or similar entity on which the Shares are listed.

Section 3.5                          Delivery of Shares.  Delivery of Shares or other amounts under the Plan shall be subject to the following:
(a)            Compliance with Applicable Laws.  Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.
(b)            No Certificates Required.  To the extent that the Plan provides for the delivery of Shares, the delivery may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Article 4
CHANGE IN CONTROL
Section 4.1                          Consequence of a Change in Control.  Subject to the provisions of Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or in any Award Agreement, at the time of a Change in Control:
(a)            Subject to any forfeiture and expiration provisions otherwise applicable to the respective Awards, all stock options and SARs under the Plan then held by the Participant shall become fully exercisable immediately if, and all stock awards and cash incentive awards under the Plan then held by the Participant shall become fully earned and vested immediately if,
(i)            The Plan and the respective Award Agreements are not the obligations of the successor entity (whether the Company, a successor thereto, or an assignee thereof); or
(ii)            The Plan and the respective Award Agreements are the obligations of the successor entity (whether the Company, a successor thereto, or an assignee thereof) and the Participant incurs a Termination of Service without Cause or by the Participant for Good Reason within twenty-four (24) months following such Change in Control.
(b)            Notwithstanding the foregoing provisions of this Section 4.1, if the vesting of an outstanding Award is conditioned upon the achievement of performance measures, then such vesting shall be subject to the following:
(i)            If, at the time of the Change in Control, the established performance measures are less than fifty percent (50%) attained (as determined in the sole discretion of the Committee, but in any event, based pro rata in accordance with time lapsed through the date of the Change in Control in the event of any period-based performance measures), then such Award shall become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being fifty percent (50%) upon the Change in Control.
(ii)            If, at the time of the Change in Control, the established performance measures are at least fifty percent (50%) attained (as determined in the sole discretion of the Committee, but in any event based pro rata in accordance with time lapsed through the date of the Change in Control in the event of any period-based performance measures), then such Award shall become fully earned and vested immediately upon the Change in Control.

Section 4.2                          Definition of Change in Control.  "Change in Control" means the first to occur of the following:
(a)            The acquisition in one (1) or more transactions by any "person" (for purposes of this definition, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of "beneficial ownership" (for purposes of this definition, within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that for purposes of this definition, the Voting Securities acquired directly from the Company by any person shall be excluded from the determination of such person's beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or
(b)            During any twelve (12)-month period, the individuals who are members of the Incumbent Board cease for any reason to constitute more than fifty percent (50%) of the Board; provided, however, that if the election, or nomination for election by the Shareholders, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(c)            The consummation of a merger or consolidation involving the Company if the Shareholders immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or
(d)            The consummation of a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or
(e)            Acceptance by the Shareholders of shares in a share exchange if the Shareholders immediately before such share exchange do not own, directly or indirectly immediately following such share exchange, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained by the Company or any Subsidiary, or (ii) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Shareholders in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the "Subject Person") acquires beneficial ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall be deemed to have occurred.
Notwithstanding anything in this Change in Control definition to the contrary, in the event that any amount or benefit under the Plan constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a "change in control event" (as defined in Code Section 409A).

Article 5
COMMITTEE
Section 5.1                          Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Article 5.  The Committee shall be selected by the Board, provided that the Committee shall consist of two (2) or more members of the Board, each of whom is a "non-employee director" (within the meaning of Rule 16b-3 promulgated under the Exchange Act), an "outside director" (within the meaning of Code Section 162(m)) and an "independent director" (within the meaning of the rules of the securities exchange that then constitutes the principal listing for the Stock).  Subject to the applicable rules of any securities exchange or similar entity, if the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Section 5.2                          Powers of Committee.  The Committee's administration of the Plan shall be subject to the other provisions of the Plan and the following:
(a)            The Committee shall have the authority and discretion to select from among the Company's and the Subsidiary's employees, directors, and service providers those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms of Awards, to cancel or suspend Awards, and to reduce or eliminate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award.
(b)            In the event that the Committee determines that it is advisable to grant Awards that do not qualify for the exception for Performance-Based Compensation from the tax deductibility limitations of Code Section 162(m), the Committee may grant such Awards without satisfying the requirements of Code Section 162(m).
(c)            The Committee shall have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.
(d)            The Committee shall have the authority to define terms not otherwise defined in the Plan.
(e)            Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding on all persons.
(f)            In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and bylaws of the Company and to all applicable law.

Section 5.3                          Delegation by Committee.  Except to the extent prohibited by applicable law, the applicable rules of any securities exchange or similar entity, the Plan, or the charter of the Committee, or as necessary to comply with the exemptive provisions of Rule 16b-3 of the Exchange Act or of Code Section 162(m), the Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one (1) or more of its members and may delegate all or any part of its responsibilities and powers under the Plan to any person or persons selected by it.  The acts of such delegates shall be treated under the Plan as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards granted.  Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4                          Information to be Furnished to Committee.  As may be permitted by applicable law, the Company and each Subsidiary shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties under the Plan.  The records of the Company and each Subsidiary as to an employee's or Participant's employment, termination of employment, leave of absence, reemployment, and compensation shall be conclusive with respect to all persons unless determined by the Committee to be manifestly incorrect.  Subject to applicable law, Participants and other persons entitled to benefits under the Plan shall furnish the Committee such evidence, data, or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5                          Expenses and Liabilities.  All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award Agreement shall be borne by the Company.  The Committee may employ attorneys, consultants, accountants, or other persons in connection with the administration and interpretation of the Plan, and the Company, and its officers and directors, shall be entitled to rely upon the advice, opinions, and valuations of any such persons.

Article 6
AMENDMENT AND TERMINATION
Section 6.1                          General.  The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement; provided, however, that no amendment or termination may (except as provided in Section 2.6, Section 3.4, and Section 6.2), in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any Award granted prior to the date such amendment or termination is adopted by the Board; and provided, further, that no amendment may (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the aggregate number of securities that may be delivered under the Plan other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) immediately above is approved by the Shareholders.

Section 6.2                          Amendment to Conform to Law.  Notwithstanding any provision of the Plan or an Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Award Agreement to any applicable law.  By accepting an Award, the Participant shall be deemed to have acknowledged and consented to any amendment to an Award made pursuant to this Section 6.2, Section 2.6, or Section 3.4, without further consideration or action.

Article 7
GENERAL TERMS
Section 7.1                          No Implied Rights.
(a)            No Rights to Specific Assets.  No person shall by reason of participation in the Plan acquire any right in or title to any assets, funds, or property of the Company or any Subsidiary, including any specific funds, assets, or other property that the Company or a Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the Shares or amounts, if any, distributable in accordance with the provisions of the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan or an Award Agreement shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to provide any benefits to any person.
(b)            No Contractual Right to Employment or Future Awards.  The Plan does not constitute a contract of employment, and selection as a Participant shall not give any person the right to be retained in the service of the Company or a Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the Plan.  No individual shall have the right to be selected to receive an Award, or, having been so selected, to receive a future Award.
(c)            No Rights as a Shareholder.  Except as otherwise provided in the Plan, no Award shall confer upon the holder thereof any rights as a Shareholder prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2                          Transferability.  Except as otherwise provided by the Committee, Awards are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order.  The Committee shall have the discretion to permit the transfer of Awards; provided, however, that such transfers shall be limited to immediate family members of Participants, trusts, partnerships, limited liability companies, and other entities that are permitted to exercise rights under Awards in accordance with Form S-8 established for the primary benefit of such family members; and provided, further, that such transfers shall not be made for value to the Participant.

Section 7.3                          Designation of Beneficiaries.  A Participant hereunder may file with the Company a designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or amend any such designation.  Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee, and the members thereof shall not have any further liability to anyone.

Section 7.4                          Non-Exclusivity.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the Shareholders for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of restricted stock, stock options, or other equity awards otherwise than under the Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5                          Award Agreement.  Each Award shall be evidenced by an Award Agreement.  A copy of the Award Agreement, in any medium chosen by the Committee, shall be made available to the Participant, and the Committee may require that the Participant sign a copy of the Award Agreement.

Section 7.6                          Form and Time of Elections.  Unless otherwise specified in the Plan, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such terms or conditions, not inconsistent with the provisions of the Plan, as the Committee may require.

Section 7.7                          Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information that the person acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

Section 7.8                          Tax Withholding.  All distributions under the Plan shall be subject to withholding of all applicable taxes and the Committee may condition the delivery of any Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.  Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant; (b) through the surrender of Shares that the Participant already owns, or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the Company's minimum statutory withholding obligation.

Section 7.9                          Successors.  All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company.

Section 7.10                          Indemnification.  To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability, or expense (including reasonable attorneys' fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her (provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf), unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 7.11                          No Fractional Shares.  Unless otherwise permitted by the Committee, no fractional Shares shall be delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, Shares, or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 7.12                          Governing Law.  The Plan, all Awards, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of New Mexico without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 7.13                          Benefits under Other Plans.  Except as otherwise provided by the Committee, Awards granted to a Participant (including the grant and the receipt of benefits) shall be disregarded for purposes of determining the Participant's benefits under, or contributions to, any qualified retirement plan, nonqualified plan, and any other benefit plan maintained by the Participant's employer.

Section 7.14                          Validity.  If any provision of the Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan.

Section 7.15                          Notice.  Unless provided otherwise in an Award Agreement or policy adopted from time to time by the Committee, all communications to the Company provided for in the Plan, or any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two (2)-day delivery) or by prepaid overnight courier to the Company at the address set forth below:
Trinity Capital Corporation
Attention: Corporate Secretary
1200 Trinity Drive
Los Alamos, New Mexico  87544

Such communications shall be deemed given:
(a)            In the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; and
(b)            In the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail;
provided, however, that in no event shall any communication be deemed to be given later than the date it is actually received, provided it is actually received.  In the event a communication is not received, it shall be deemed received only upon the showing of an original of the applicable receipt, registration, or confirmation from the applicable delivery service provider.  Communications that are to be delivered by U.S. mail or by overnight service to the Company shall be directed to the attention of the Company's senior human resources officer and corporate secretary.
Section 7.16                          Clawback Policy.  Any Award, amount, or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback, or other similar action in accordance with any applicable Company clawback policy (the "Policy") or any applicable law.  A Participant's receipt of an Award shall be deemed to constitute the Participant's acknowledgment of and consent to the Company's application, implementation, and enforcement of (i) the Policy and any similar policy established by the Company, whether adopted prior to or following the making of any Award and (ii) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, as well as the Participant's express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy, and applicable law, without further consideration or action.

Section 7.17                          Breach of Restrictive Covenants.  Except as otherwise provided by the Committee, notwithstanding any provision of the Plan to the contrary, if the Participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement, or other restrictive covenant set forth in an Award Agreement or any other agreement between the Participant and the Company or a Subsidiary, whether during or after the Participant's Termination of Service, in addition to any other penalties or restrictions that may apply under any such agreement, state law, or otherwise, the Participant shall forfeit or pay to the Company:
(a)            Any and all outstanding Awards granted to the Participant, including Awards that have become vested or exercisable;
(b)            Any Shares held by the Participant in connection with the Plan that were acquired by the Participant after the Participant's Termination of Service and within the twelve (12)-month period immediately preceding the Participant's Termination of Service;
(c)            The profit realized by the Participant from the exercise of any stock options and SARs that the Participant exercised after the Participant's Termination of Service and within the twelve (12)-month period immediately preceding the Participant's Termination of Service, which profit is the difference between the exercise price of the stock option or SAR and the Fair Market Value of any Shares or cash acquired by the Participant upon exercise of such stock option or SAR; and
(d)            The profit realized by the Participant from the sale, or other disposition for consideration, of any Shares received by the Participant in connection with the Plan after the Participant's Termination of Service, and within the twelve (12)-month period immediately preceding the Participant's Termination of Service where such sale or disposition occurs in such similar time period.

Article 8
DEFINED TERMS; CONSTRUCTION
Section 8.1                          In addition to the other definitions contained in the Plan, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:
(a)            "10% Shareholder" means an individual who, at the time of grant, owns Voting Securities possessing more than ten percent (10%) of the total combined voting power of the Voting Securities.
(b)            "Award" means an award under the Plan.
(c)            "Award Agreement" means the document that evidences the terms and conditions of an Award.  Such document shall be referred to as an agreement regardless of whether a Participant's signature is required.
(d)            "Board" means the Board of Directors of the Company.
(e)            If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for "cause" (or the like), then, for purposes of the Plan, the term "Cause" has the meaning set forth in such agreement; and in the absence of such a definition, "Cause" means (i) any act by the Participant of (A) fraud or intentional misrepresentation or (B) embezzlement, misappropriation, or conversion of assets or opportunities of the Company or a Subsidiary, (ii) willful violation of any law, rule, or regulation in connection with the performance of a Participant's duties to the Company or a Subsidiary (other than traffic violations or similar offenses), (iii) the willful or negligent failure of the Participant to perform the Participant's duties to the Company or a Subsidiary in any material respect, (iv) the Participant's conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof, (v) the Participant's breach of fiduciary responsibility, (vi) an act of dishonesty by the Participant that is materially injurious to the Company or a Subsidiary, (vii) the Participant's engagement in one (1) or more unsafe or unsound banking practices that have a material adverse effect on the Company or a Subsidiary, (viii) the Participant's removal or permanent suspension from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act or any other applicable state or federal law, (ix) an act or omission by the Participant that leads to a material harm (financial or reputational) to the Company or a Subsidiary in the community, or (x) a material breach by the Participant of Company policies as may be in effect from time to time.
Further, the Participant shall be deemed to have terminated for Cause if, after the Participant's Termination of Service, facts and circumstances arising during the course of the Participant's employment with the Company are discovered that would have constituted a termination for Cause.
Further, all rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Board or its designee or during any negotiations between the Board or its designee and the Participant regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of "Cause."
(f)            "Change in Control" has the meaning set forth in Section 4.2.
(g)            "Code" means the Internal Revenue Code of 1986.
(h)            "Committee" means the Committee acting under Article 5, and in the event a Committee is not currently appointed, the Board.
(i)            "Company" means Trinity Capital Corporation, a State of New Mexico corporation.
(j)            "Director Participant" means a Participant who is a member of the Board or the board of directors of a Subsidiary.
(k)            "Disability" means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering the Company's or a Subsidiary's employees.
(l)            "Effective Date" has the meaning set forth in Section 1.1.
(m)            "Exchange Act" means the Securities Exchange Act of 1934.
(n)            "Fair Market Value" means, as of any date, the officially-quoted closing selling price of the Shares on such date on the principal national securities exchange on which Shares are listed or admitted to trading or, if there have been no sales with respect to Shares on such date, such price on the most immediately preceding date on which there have been such sales, or if the Shares are not so listed or admitted to trading, the Fair Market Value shall be the value established by the Committee in good faith and, to the extent required, in accordance with Code Sections 422 and 409A.
(o)            "Form S-8" means a Registration Statement on Form S-8 promulgated by the U.S. Securities and Exchange Commission.
(p)            If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for "good reason" (or the like), then, for purposes of the Plan, the term "Good Reason" has the meaning set forth in such agreement; and in the absence of such a definition, "Good Reason" means the occurrence of any one (1) of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason:
(i)            A material, adverse change in the nature, scope, or status of the Participant's position, authorities, or duties from those in effect immediately prior to the applicable Change in Control;
(ii)            A material reduction in the Participant's aggregate compensation or benefits in effect immediately prior to the applicable Change in Control; or
(iii)            Relocation of the Participant's primary place of employment of more than thirty-five (35) miles from the Participant's primary place of employment immediately prior to the applicable Change in Control, or a requirement that the Participant engage in travel that is materially greater than prior to the applicable Change in Control.
Notwithstanding any provision of this definition to the contrary, prior to the Participant's Termination of Service for Good Reason, the Participant must give the Company written notice of the existence of any condition set forth in clause (i) – (iii) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable.  If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason.  Further notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within twelve (12) months of the initial existence of the applicable condition.
(q)            "Incumbent Board" means the members of the Board as of the Effective Date.
(r)            "ISO" means a stock option that is intended to satisfy the requirements applicable to an "incentive stock option" described in Code Section 422(b).
(s)            "Participant" has the meaning set forth in Section 1.2.
(t)            "Performance-Based Compensation" has the meaning set forth in Code Section 162(m).
(u)            "Plan" means the Trinity Capital Corporation 2015 Long-Term Incentive Plan.
(v)            "Policy" has the meaning set forth in Section 7.16.
(w)            "Prior Plan" means the Trinity Capital Corporation 2005 Stock Incentive Plan.
(x)            "SAR" has the meaning set forth in Section 2.1(b).
(y)            "Securities Act" means the Securities Act of 1933.
(z)            "Share" means a share of Stock.
(aa)            "Shareholders" means the shareholders of the Company.
(bb)            "Stock" means the common stock of the Company, no par value per share.
(cc)            "Subject Person" has the meaning set forth in Section 4.2(e).
(dd)            "Subsidiary" means any corporation or other entity that would be a "subsidiary corporation" (as defined in Code Section 424(f)) with respect to the Company.
(ee)            "Termination of Service" means the first day occurring on or after a grant date on which the Participant ceases to be an employee and director of, and service provider to, the Company and each Subsidiary, regardless of the reason for such cessation, subject to the following:
(i)            The Participant's cessation as an employee or service provider shall not be deemed to occur by reason of the Participant's being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant's services.
(ii)            If, as a result of a sale or other transaction, the Subsidiary for whom the Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an employee or director of, or service provider to, the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant's Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.
(iii)            A service provider, other than an employee or director, whose services to the Company or a Subsidiary are governed by a written agreement with such service provider shall cease to be a service provider at the time the provision of service under such written agreement ends (without renewal); and such a service provider whose services to the Company or a Subsidiary are not governed by a written agreement with the service provider shall cease to be a service provider on the date that is ninety (90) days after the date the service provider last provides services requested by the Company or a Subsidiary.
(iv)            Notwithstanding the foregoing, in the event that any Award constitutes deferred compensation, the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of "separation from service" (as defined in Code Section 409A).
(ff)            "Voting Securities" means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

Section 8.2                          In the Plan, unless otherwise stated, the following uses apply:
(a)            Actions permitted under the Plan may be taken at any time in the actor's reasonable discretion;
(b)            References to a statute or law shall refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time;
(c)            In computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until," and "ending on" (and the like) mean "to and including";
(d)            References to a governmental or quasi-governmental agency, authority, or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality;
(e)            Indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company;
(f)            The words "include," "includes," and "including" mean "include, without limitation," "includes, without limitation," and "including, without limitation," respectively;
(g)            All references to articles and sections are to articles and sections in the Plan;
(h)            All words used shall be construed to be of such gender or number as the circumstances and context require;
(i)            The captions and headings of articles and sections appearing in the Plan have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions;
(j)            Any reference to an agreement, plan, policy, form, document, or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document, or set of documents, shall mean such agreement, plan, policy, document, or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and
(k)            All accounting terms not specifically defined in the Plan shall be construed in accordance with GAAP.